UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ELLIE MAE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

4420 ROSEWOOD DRIVE
PLEASANTON, CALIFORNIA 94588
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2016
To the Stockholders of Ellie Mae, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“2016 Annual Meeting”) of Ellie Mae, Inc., a Delaware corporation (the “Company”), will be held on May 25, 2016, at 9:30 a.m., local time, at the Company’s headquarters at 4420 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

1.
To elect to the Company’s Board of Directors (the “Board”) three Class II directors to hold office until our 2019 annual meeting of stockholders or until their successors are elected. The Board intends to present for election the following three nominees: Carl Buccellato, A. Barr Dolan and Marina Levinson;

2.	To ratify the selection, by the Audit Committee of the Board, of Grant Thornton LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

3.	To vote to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2015 as set forth in this proxy statement;

4.	To approve the adoption of the Ellie Mae, Inc. Executive Incentive Plan (the “Executive Incentive Plan”);
5. To vote on a stockholder proposal regarding proxy access, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice (the “Proxy Statement”). Only stockholders who owned our common stock at the close of business on March 31, 2016 can vote at this meeting or any adjournments that take place.
Our Board recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, FOR the approval of our Executive Incentive Plan as described in Proposal No. 4 of the Proxy Statement, and AGAINST the stockholder proposal regarding proxy access.
For our 2016 Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the 2016 Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the 2016 Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.
You are cordially invited to attend the 2016 Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

Brian Brown
Senior Vice President, General Counsel and Secretary

Pleasanton, California
April 7, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDER MEETING
TO BE HELD ON MAY 25, 2016:
The Notice of Internet Availability of Proxy Materials, Notice of Meeting and
Proxy Statement are available free of charge at: www.proxyvote.com

4420 Rosewood Drive
Pleasanton, California 94588
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
May 25, 2016
The Board of Directors of Ellie Mae, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 25, 2016, at 9:30 a.m., local time, and any adjournment or postponement of that meeting (the “2016 Annual Meeting”). The 2016 Annual Meeting will be held at the Company’s headquarters at 4420 Rosewood Drive, Pleasanton, California 94588.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 7, 2016, we are making this Proxy Statement and the accompanying Proxy Card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 31, 2016 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notices. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to mail this Proxy Statement, together with the accompanying Proxy Card, to those stockholders entitled to vote at the 2016 Annual Meeting who have properly requested paper copies of such materials within three business days of request.
The only voting securities of Ellie Mae, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 29,971,612 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the 2016 Annual Meeting.
In this Proxy Statement, we refer to Ellie Mae, Inc. as the “Company,” “Ellie Mae,” “we” or “us” and our Board of Directors as the “Board.” When we refer to Ellie Mae’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.
The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the 2015 fiscal year, accompanies this Proxy Statement. You also may obtain a paper copy of the Company’s Annual Report on Form 10-K for fiscal 2015 that was filed with the Securities and Exchange Commission (the “SEC”) by writing to our Secretary at the above address. The Company’s Annual Report on Form 10-K is also available in the “Financial Information” section of our website at https://www.elliemae.com/annual-report/ and at the SEC’s website at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the 2016 Annual Meeting?
Only stockholders of record at the close of business on March 31, 2016 will be entitled to vote at the 2016 Annual Meeting. At the close of business on the Record Date, there were 29,971,612 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 31, 2016, you hold your shares in your own name as a stockholder of record (i.e., your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent), you may vote your shares either by proxy or in person at the meeting. Voting by proxy will not affect your right to vote your shares in person—by voting in person you automatically revoke your previously voted proxy. Whether or not you plan to attend the 2016 Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If on March 31, 2016, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the 2016 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2016 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote FOR:

•	the election to our Board of the three Class II director nominees named in this Proxy Statement to hold office until our 2019 annual meeting of stockholders;

•	the ratification of the selection, by the audit committee of the Board, of Grant Thornton LLP as our independent registered public accounting firm for the 2016 fiscal year;

•	the approval, on a non-binding advisory basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2015, as set forth in this Proxy Statement; and

•	the approval of the Executive Incentive Plan.
You are being asked to vote AGAINST:

•	the stockholder proposal regarding proxy access.
In addition, you are entitled to vote on any other matters that are properly brought before the 2016 Annual Meeting.
How do I vote?
You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.
For the election of directors, you may either vote “FOR” each of the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors, the non-binding advisory vote to approve the compensation of our named executive officers for fiscal 2015, the Executive Incentive Plan and the stockholder proposal regarding proxy access, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may (i) vote in person at the 2016 Annual Meeting, (ii) vote by proxy over the Internet, or (iii) if you properly request and receive a proxy card by mail or email, vote by signing, dating and returning the proxy card or by telephone. Whether or not you plan to attend the 2016 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the 2016 Annual Meeting, you may still attend the 2016 Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the 2016 Annual Meeting and we will give you a ballot when you arrive. Please bring a valid form of identification, such as a valid driver’s license or passport.

•
To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet voting procedures comply with Delaware law.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•
To vote by mail, if you properly requested and received a proxy card by mail or email, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2016 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the 2016 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent and present a valid form of identification. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) returns one proxy card to Broadridge on behalf of all its clients.
How are votes counted (i.e. What is the voting requirement to approve each of the proposals and how are abstentions and broker non-votes treated)?
The vote required and methods of calculation for the proposals to be considered at the 2016 Annual Meeting are as follows:
Proposal No. 1 Election of directors. If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board. You may vote either “for” or “withhold” your vote for the director nominees. A properly executed proxy marked “withhold” with respect to the election of certain or all of the directors will not be voted with respect to such directors and will not affect the outcome of the election, although it will be counted for purposes of determining whether there is a quorum.
The nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as the Class II directors identified herein.
Proposal No. 2 Ratification of the appointment of Grant Thornton LLP. If a quorum is present, for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2016 fiscal year, the affirmative vote of a majority of the shares present, represented and entitled to vote on the item will be required for approval. You may vote “for,” “against,” or “abstain” from the voting on this proposal. If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and your abstention will have the same effect as a vote against this proposal.
Proposal No. 2 requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting.
Proposal No. 3 Advisory vote to approve named executive officer compensation. If a quorum is present, to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers for the 2015 fiscal year, you may vote “for” or “against” or “abstain” from voting on this proposal. If you choose to “abstain” from voting the shares represented will be counted as present for the purpose of determining a quorum, and will have the effect of a vote “against” this proposal.
Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal No. 4 Approval of the Executive Incentive Plan. If a quorum is present, to vote to approve our Executive Incentive Plan, you may vote “for” or “against” or “abstain” from voting on this proposal. If you choose to “abstain” from voting, the shares represented will be counted as present for the purpose of determining a quorum, and will have the effect of a vote “against” the proposal.
Proposal No. 4 requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting.
Proposal No. 5 Stockholder Proposal regarding Proxy Access. If a quorum is present, to vote to approve the stockholder proposal regarding proxy access, you may vote “for” or “against” or “abstain” from voting on this proposal. If you choose to “abstain” from voting the shares represented will be counted as present for the purpose of determining a quorum, and will have the effect of a vote “against” the proposal.
Proposal No. 5 requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting. Because the proposal is precatory, it is advisory in nature and will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions on this subject.
If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board.
Brokers who hold shares for the accounts of their clients (that is, in “street name”) may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1, 3, 4, or 5, the broker cannot exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. “Broker non-votes” will be considered present at the 2016 Annual Meeting and will be counted towards determining whether or not a quorum is present. In order to minimize the number of broker non-votes, please instruct your bank or broker so your vote can be counted.

A summary of the voting provisions, provided a valid quorum is present or represented at the 2016 Annual Meeting, for the above matters is as follows:

Proposal No.	Vote	Director Recommendation	Routine or Non-routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-votes (Uninstructed Shares)
1.	Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Plurality	No impact	No impact
2.	Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	Broker has the discretion to vote
3.	Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact
4.	Approval of the Executive Incentive Plan	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact
5.	Approval of stockholder proposal regarding proxy access	AGAINST	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 31, 2016.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the Record Date. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the 2016 Annual Meeting.
How do I vote via Internet or telephone?
You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 24, 2016. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the 2016 Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?
If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, “FOR” the approval, on an advisory basis, of named executive officer compensation, “FOR” the approval of our Executive Incentive Plan and “AGAINST” the stockholder proposal regarding proxy access. If any other matter is properly presented at the 2016 Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to mailing proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated fee of $16,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or proxy card that you receive by mail or email pursuant to your request, which include voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the 2016 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588.

•
You may attend the 2016 Annual Meeting and vote in person. Simply attending the 2016 Annual Meeting will not, by itself, revoke your proxy. See page 2 of this Proxy Statement under the caption “Stockholder of Record: Shares Registered in Your Name” for additional information.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in our proxy materials for next year’s annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be submitted in writing by December 8, 2016, to our Secretary at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders without including those matters in the Company’s proxy statement. Such proposals, including the information required by our Bylaws, must be received by our Secretary not later than February 24, 2017 and no earlier than January 25, 2017.
If the date of the 2017 annual meeting of stockholders is moved more than 30 days before or 60 days after the anniversary of the 2016 Annual Meeting, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the annual meeting date is first made. A stockholders notice to the Company must set forth, as to each matter the stockholder proposes to bring before an annual meeting, the information required by our Bylaws. Our Bylaws have been publicly filed with the SEC.
If you fail to give notice of a stockholder proposal as required by our Bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for our 2017 annual meeting of stockholders and you will not be permitted to present the proposal to the stockholders for a vote at our 2017 annual meeting of stockholders. For information about director nominations by our stockholders, see “Stockholder Recommendations and Nominations for Membership on our Board of Directors” below.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the 2016 Annual Meeting. On the Record Date, there were 29,971,612 shares outstanding and entitled to vote. Accordingly, 14,985,806 shares must be represented by stockholders present at the 2016 Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the 2016 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the 2016 Annual Meeting or a majority in voting power of the stockholders entitled to vote at the 2016 Annual Meeting, present in person or represented by proxy, may adjourn the 2016 Annual Meeting to another time or place.
How can I find out the results of the voting at the 2016 Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the 2016 Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.
What is householding?
Householding is a procedure approved by the SEC that provides for the delivery of only one copy of our proxy materials to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies. This procedure is known as “householding” and is intended to reduce our printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate proxy cards or Notices of Internet Availability.
We will promptly deliver, upon request, separate copies of the proxy statement and annual report to any stockholder residing at an address at which only one copy was mailed. And we will remove your name from the householding program within 30 days of receiving your request. Requests should be addressed to Investor Relations at our principal executive offices. If you are eligible for householding, but you and other stockholders of record currently receive multiple copies of these proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free at: 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies, or you may contact Broadridge, either by calling toll-free at: 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
The Board currently consists of eleven directors, divided into the following three classes:

•	Class I directors: Sigmund Anderman, Craig Davis, Frank Schultz and Rajat Taneja, whose current terms will expire at the annual meeting of stockholders to be held in 2018;

•	Class II directors: Carl Buccellato, A. Barr Dolan, and Marina Levinson, whose current terms will expire at the 2016 Annual Meeting; and

•	Class III directors: Karen Blasing, Jonathan Corr, Robert J. Levin and Jeb S. Spencer, whose current terms will expire at the annual meeting of stockholders to be held in 2017.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.
Messrs. Buccellato and Dolan and Ms. Levinson have been nominated to serve as Class II directors and have each agreed to stand for election. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the 2016 Annual Meeting, Alliance Advisors LLC, by telephone at (855) 973-0093.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the 2016 Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class II Nominees for Election at the 2016 Annual Meeting
Carl Buccellato (2)(4)	73	Director	1997
A. Barr Dolan (2)(4)	66	Director	2005
Marina Levinson (1)(5)	57	Director	2014

Class III Directors Whose Terms Expire at the 2017 Annual Meeting of Stockholders
Karen Blasing (1)	59	Director	2015
Jonathan Corr	49	President, Chief Executive Officer and Director	2015
Robert J. Levin (1)(3)(5)	60	Director	2009
Jeb S. Spencer (4)	47	Director	2011

Class I Directors Whose Terms Expire at the 2018 Annual Meeting of Stockholders
Sigmund Anderman	74	Director and Executive Chairman	1997
Craig Davis (2)(3)	64	Director	2004
Frank Schultz (3)	77	Director	2000
Rajat Taneja (5)	51	Director	2015

(1)	Member of the audit committee of the Board.
(2)	Member of the compensation committee of the Board.
(3)	Member of the nominating and corporate governance committee of the Board.
(4)	Member of the mergers and acquisitions committee of the Board.
(5)	Member of the technology and cybersecurity committee of the Board.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the 2016 Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders
Carl Buccellato has served on the Board since December 1997 and chairs our compensation committee. From March 2012 to the present, Mr. Buccellato has been a private investor. From May 2008 to February 2012, Mr. Buccellato served as chief executive officer and a director of SavingStreet, LLC, an e-commerce company. From 1996 to May 2008, Mr. Buccellato was a private investor and, from June 2000 to May 2002, he served as a consultant to Ultrastrip Technologies, currently known as Echosphere Technologies, an engineering, technology development and manufacturing company. Mr. Buccellato was a co-founder of Homeowners Group, Inc., a real estate services company, and served as its president and chief executive officer from 1982 to 1996. Mr. Buccellato has also served on a variety of industry boards, including the President’s Advisory Council on Real Estate and the Real Estate Buyers Council. The Board has concluded that Mr. Buccellato should serve on the Board and the compensation committee based on his experience in founding and managing a large, nationwide real estate services company, and his extensive background in advising and serving as a director of many high growth companies.
A. Barr Dolan has served on the Board since June 2005 and was previously a member of the Board from December 1997 to November 2000. From 1982 to April 2010, Mr. Dolan served as a general partner of Charter Ventures, a venture capital firm. From 1986 to May 2008, Mr. Dolan was a member of the board of directors for Heska Corporation, a veterinary products company. Mr. Dolan is a member of the board of directors for several private companies, including KFX Inc. and CMD Consulting. Mr. Dolan holds a Bachelor of Arts degree in Chemistry and a Master of Science degree in Engineering from Cornell University, a Master of Arts degree in Applied Science from Harvard University and a Master of Business

Administration degree from Stanford University. The Board has concluded that Mr. Dolan should serve on the Board and the compensation committee based on his significant experience in analyzing, investing in and serving on the boards of directors of many start-up and high growth companies.
Marina Levinson has served on the Board since August 2014 and chairs our technology and cybersecurity committee. Ms. Levinson is the founder and chief executive officer of CIO Advisory Group, LLC, which was founded in September 2011. Since April 2014 she has also been a partner at the venture capital firm Benhamou Global Ventures and chaired the Ellie Mae Technology Advisory Board from March 2012 to August 2014. Ms. Levinson was a member of the board of directors of Qubell, Inc., a private company, sold to Grid Dynamics in August 2015. From 2005-2011, Ms. Levinson served as senior vice president and chief information officer for NetApp, Inc. From 1999-2005, she served as vice president and chief information officer for Palm, Inc., having earlier served as senior director of global integration at 3Com. The Board has concluded that Ms. Levinson should serve on the Board and the audit committee based on her extensive enterprise technology, business process and corporate leadership experience.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
Robert J. Levin has served on the Board since August 2009 and chairs our audit committee. From March 2009 to the present, Mr. Levin has been a consultant. From August 2008 to February 2009, Mr. Levin was a senior advisor to Fannie Mae. From May 1981 to August 2008, Mr. Levin served in a variety of executive positions at Fannie Mae, including serving as chief business officer from January 2006 to August 2008, interim chief financial officer from December 2004 to December 2005 and executive vice president for housing and community development from August 1998 to December 2004. Mr. Levin currently serves as a member of the board of trustees for Morehouse College and the Bladder Cancer Advocacy Network. Mr. Levin holds a Bachelor of Arts degree in Economics from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Chicago. The Board has concluded that Mr. Levin should serve on the Board and the audit and nominating and corporate governance committees based on his extensive experience as a key executive for many years, serving a variety of functions for Fannie Mae, the largest investor in residential mortgages in the United States.
Jeb S. Spencer has served on the Board since August 2011 and chairs our mergers and acquisitions committee. From September 2006 to the present, Mr. Spencer has served as a managing partner of TVC Capital, a private equity and venture capital firm, of which he is a co-founder. From September 2002 to April 2005, Mr. Spencer served as chief executive officer of Del Mar DataTrac, a mortgage lending automation solutions company, and as its chairman of the board of directors from 2002 to 2005 and from 2008 to 2011. From December 1999 to April 2001, Mr. Spencer served as president and a member of the board of directors of Backwire.com, Inc., an Internet publishing company, of which he was a co-founder. Mr. Spencer was chairman of the board of directors of Accordent Technologies, a video content management company. Mr. Spencer is a member of the board of directors of several private companies, including Centage Corporation, Edgewave, Inc., LocationSmart, Inc., HALO Business Intelligence Inc., Levels Beyond, Inc. and ReverseVision, Inc. Mr. Spencer holds a Bachelor of Arts degree in Political Science from Boston College and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Spencer should serve on the Board based on his extensive background in the software industry and his significant experience advising and serving on the boards of directors of many start-up and high growth companies, including companies in the mortgage and software industries.
Jonathan Corr, our chief executive officer since February 2015 and president since February 2013, has served on the Board since February 2015. Previously, Mr. Corr served as our chief operating officer from November 2011 to February 2015, executive vice president and chief strategy officer from November 2009 to November 2011, as chief strategy officer from August 2005 to November 2009 and as the Company’s senior vice president of product management from October 2002 to August 2005. Prior to joining the Company, Mr. Corr served in executive and management positions at PeopleSoft, Inc., Netscape Communications Corporation and Kana/Broadbase Software/Rubric, a number of software companies that combined through acquisition. The Board has concluded Mr. Corr should serve on the Board based on his leadership experience, deep knowledge of our Company, and strategic mortgage industry and mortgage industry technology knowledge.
Karen Blasing has served on the Board since June 2015. Ms. Blasing served as the Chief Financial Officer of Guidewire Software, Inc. from 2009 to March 2015. Prior to 2009, Ms. Blasing served as the Chief Financial Officer for Force 10 Networks and the Senior Vice President of Finance for Salesforce.com, inc. She also served as Chief Financial Officer for

Nuance Communications, Inc. and Counterpane Internet Security, Inc., and held senior finance roles for Informix (now IBM Informix) and Oracle Corporation. Ms. Blasing holds a Bachelor of Arts degree in Economics and a Bachelor of Arts degree in Business Administration from the University of Montana and a Master of Business Administration degree from the University of Washington. The Board has concluded that Ms. Blasing should serve on the Board and the audit committee based on her financial leadership and experience at numerous SaaS and enterprise software companies.
Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders
Sigmund Anderman, our founder, has served as executive chairman since February 2015, and as a member of the Board since our inception in August 1997. Mr. Anderman previously served as our chief executive officer from August 1997 through January 2015. Mr. Anderman co-founded American Home Shield Corporation, a home warranty company, in 1973, and served as its general counsel until 1979 and as its chief executive officer from 1979 to 1982. Mr. Anderman founded CompuFund, Inc., a computerized mortgage banking company, in 1982 and served as its chief executive officer until 1991. Mr. Anderman founded Inspectech Corporation, a computerized home inspection company, in 1991 and served as its chief executive officer until 1998. Mr. Anderman holds a Bachelor of Arts degree in Education from City University of New York and a Juris Doctor from New York University. The Board has concluded that Mr. Anderman should serve on the Board as executive chairman based on his extensive executive leadership experience, knowledge of our company as founder and former chief executive officer, and comprehensive knowledge of the mortgage and mortgage technology industries.
Craig Davis has served on the Board since January 2004 and serves as the Board’s lead independent director. From September 2003 to the present, Mr. Davis has been a private investor. From December 1996 to September 2003, Mr. Davis served as president of the Home Loans and Insurance Services Group at Washington Mutual, a national bank. From January 1989 to December 1996, Mr. Davis held various positions at American Savings Bank, a financial services company, including as executive vice president and director of Mortgage Origination and president of several ASB Subsidiaries. From May 1982 to January 1989, Mr. Davis was executive vice president at Griffin Financial Services, a financial services company and subsidiary of Home Savings of America. Mr. Davis has served on numerous boards and councils including the Real Estate Board of Governors of the Mortgage Bankers Association and Fannie Mae’s National Advisory Council. Mr. Davis holds Bachelor of Arts degrees in English and History from United States International University. The Board has concluded that Mr. Davis should serve on the Board and the compensation and nominating and corporate governance committees based on his extensive experience in the residential mortgage industry and his service as an executive at some of the largest residential mortgage lenders in the United States.
Frank Schultz has served on the Board since June 2000 and chairs the Board’s nominating and corporate governance committee. From 1995 to the present, Mr. Schultz has been a private investor. From 1992 to 1995, Mr. Schultz served as chief executive officer, president and chairman of the board of directors of ITT Financial Corp., a financial services company. From 1983 to 1992, Mr. Schultz was an executive vice president at Bank of America, a financial services company, at which he oversaw consumer marketing, credit card and mortgage divisions. Mr. Schultz previously has served as a member of Fannie Mae’s National Advisory Board and as a member of the Mortgage Bankers Association’s Presidents’ Council. Mr. Schultz holds a Bachelor of Arts degree from Princeton University and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Schultz should serve on the Board and the nominating and corporate governance committee based on his extensive experience serving as an executive and board member of companies in the mortgage and financial services industry.
Rajat Taneja has served on the Board since June 2015. From November 2013 to the present, Mr. Taneja has served as the Executive Vice President of Technology at Visa Inc. Mr. Taneja served as Global Chief Technology Officer of Electronic Arts Inc. from 2011 to 2013 and also served as its Executive Vice President. Prior to Electronic Arts, Mr. Taneja spent 15 years at Microsoft Corporation where he last served as Corporate Vice President of Microsoft’s commerce division. Mr. Taneja holds a Bachelor of Engineering degree in electrical engineering from Jadavpur University, India, and a Master of Business Administration degree from Washington State University. The Board has concluded that Mr. Taneja should serve on the Board based on his experience in innovation and his deep technology leadership.

Executive Officers
The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
Peter Hirsch	55	EVP, Technology & Operations
Limin Hu	54	EVP, Chief Technology Officer
Edgar A. Luce	64	EVP, Finance & Administration, Chief Financial Officer
Cathleen Schreiner Gates	61	EVP, Sales & Marketing
Joseph Tyrrell	50	EVP, Corporate Strategy
Brian Brown	34	SVP, General Counsel and Corporate Secretary
Peter Hirsch has served as our executive vice president of technology and operations since June 2015. He oversees all our technology areas including product architecture, engineering, cloud infrastructure and operations, internal information technology and security. From February 2013 to June 2015, Mr. Hirsch served in senior technology roles at Ariba (now SAP Ariba), most recently as CTO and Senior Vice President of Cloud Engineering and Technology, leading the mainline cloud engineering team. From August 2006 to February 2013, Mr. Hirsch served as Chief Architect and Business Unit Leader for IBM’s collaborative business process management applications where he helped establish IBM’s presence in commercial SaaS applications. He received a BS in Electrical Engineering and an MS in Electrical Engineering from the University of Southern California.
Limin Hu, one of our founders, has served as our chief technology officer since the inception of the Company in August 1997 and as our executive vice president and chief technology officer since November 2009. From January 1996 to August 1997, Mr. Hu served as chief executive officer and president of Hugo Technologies, Inc., a technology consulting firm. From December 1994 to January 1996, he served as vice president and general manager at Teknekron Corporation, a software consulting company, and as its Director of Systems Technology from March 1994 to December 1994. From December 1990 to March 1994, Mr. Hu held various research positions at IBM Research Center. Mr. Hu holds a Bachelor of Science degree in Electrical Engineering from National Taiwan University and a Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley.
Edgar A. Luce has served as our chief financial officer since July 2005 and as our executive vice president and chief financial officer since November 2009. From November 2004 to July 2005, Mr. Luce served as our acting chief financial officer. From January 2001 to April 2004, Mr. Luce served as chief financial officer for Sanarus Medical, Inc., a medical device company. From March 2000 to January 2001, he was chief financial officer, secretary and treasurer at ComView Corporation, a cardiology imaging software company. From February 1997 to March 2000, Mr. Luce was chief financial officer at Biex, Inc., a healthcare company, and from August 1991 to February 1997, he served as vice president, finance and administration and corporate secretary for Penederm Inc., a public dermatology products company. Mr. Luce holds a Bachelor of Arts degree in Economics from Stanford University and a Master of Business Administration degree in Finance from the University of California at Los Angeles.
Cathleen Schreiner Gates has served as our executive vice president of sales & marketing since March 2015. She oversees all sales, marketing, client management, professional services and customer support and training. Ms. Schreiner Gates previously served as our senior vice president of sales and client services from February 2012 to March 2015. From January 2010 to December 2011 Ms. Schreiner Gates served as senior vice president of sales and client services for Bersin & Associates and from October 2008 to December 2010 she served as vice president of sales, business development and client success for Clickability, Inc. She has held various senior management positions with MarketTools, Inc. and Keynote Systems/Vividence, Inc. Ms. Schreiner Gates holds an MBA in finance from the Rutgers Graduate School of Management and a BA in French literature from Douglass College-Rutgers University.
Joseph Tyrrell has served as our executive vice president of corporate strategy since March 2015. He oversees our product strategy, product management and our business and corporate development efforts involving our network of current and potential business partners and merger and acquisition strategies. Mr. Tyrrell has been with our company since 2002 and previously held the positions of senior vice president of corporate strategy from May 2014 to March 2015 and senior vice president of client management and business development from August 2013 to March 2014. Prior to joining Ellie Mae, Mr. Tyrrell served as vice president for Providian Financial in addition to other executive positions within the mortgage industry. Mr. Tyrrell holds a Bachelors of Art in Business Management from St. Mary’s College.
Brian Brown has served as our senior vice president and general counsel since February 2016 and was previously our vice president of legal affairs and secretary from March 2015 to February 2016 and senior corporate counsel from January 2014 to March 2015. Prior to joining us, from 2007 through 2014, Mr. Brown was an attorney at Goodwin Proctor LLP, Wilson Sonsini Goodrich & Rosati PC, and Kirkland & Ellis LLP. Mr. Brown holds a Bachelor of Arts degree in Political Science from California Polytechnic State University – San Luis Obispo and a Juris Doctor from Boston College Law School.
Independence of the Board of Directors
As required under the rules and regulations of the New York Stock Exchange (the “NYSE”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Messrs. Buccellato, Davis, Dolan, Levin, Schultz and Taneja, and Ms. Blasing and Ms. Levinson are independent directors within the meaning of the applicable NYSE listing standards.
As required under the NYSE rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The lead independent director, or if unavailable another independent director designee, presides at such executive sessions. Each of our audit committee, compensation committee, and nominating and corporate governance committee is composed entirely of directors determined by the Board to be independent within the meaning of the NYSE rules and regulations.
Information Regarding the Board of Directors and its Committees
Board Responsibilities; Risk Oversight
The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the compensation committee. Following the end of each year, the Board conducts a self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, the audit committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee reports to the full Board with respect to these matters, among others.
Board Leadership
Chairman
Mr. Anderman currently serves as our chairman of the Board and holds the title of executive chairman. Mr. Corr serves as our chief executive officer. The Board has not adopted a specific policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company. At this time, the Board believes that it has achieved the best Board leadership structure for the Company and our stockholders by appointing Mr. Anderman as our executive chairman and Mr. Corr as our chief executive officer.
Lead Independent Director
Mr. Davis currently serves as the lead independent director. The lead independent director presides at all meetings of the Board at which the chairman or chief executive officer are not present, including executive sessions of the Board and the independent directors, briefs the chairman of the Board on any issues arising in the executive sessions, facilitates discussions among independent directors on key issues and concerns outside of Board meetings, suggests calling Board meetings to the chairman of the Board when appropriate, serves as a liaison between the chairman and the other directors, approves information sent to the Board, collaborates with the chairman of the Board to set meeting agendas and Board information, assists the chairs of the committees of the Board as requested, is available for consultation and direct communication with major stockholders upon request and performs such other functions and responsibilities as set forth in the our corporate governance guidelines or as requested by the Board or the independent directors from time to time. The lead independent director also has the authority to call additional executive sessions of the independent directors and to encourage direct dialogue between all directors and management, set the agenda for executive sessions of the Board and independent directors and to retain outside advisors and consultants that will report directly to the Board on board-wide issues. In performing the duties described above, the lead independent director is expected to consult with the chairs of the appropriate Board committees. The lead independent director may not also serve as the chair of the nominating and corporate governance committee.
Board Committees
The Board has the following standing committees: an audit committee; a compensation committee; a nominating and corporate governance committee; a mergers and acquisitions (“M&A”) committee and a technology and cybersecurity committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
The members of each of these committees as of December 31, 2015 are identified below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	M&A Committee	Technology and Cybersecurity Committee
Robert J. Levin (chair)	Carl Buccellato (chair)	Frank Schultz (chair)	Jeb S. Spencer (chair)	Marina Levinson (chair)
Karen Blasing	Craig Davis	Craig Davis	Carl Buccellato	Robert J. Levin
Marina Levinson	A. Barr Dolan	Robert J. Levin	A. Barr Dolan	Rajat Taneja
Audit Committee
The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee: evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Ellie Mae engagement team as required by law; reviews our critical accounting policies and estimates; reviews and approves all material transactions with any related party; reviews our corporate code of business conduct and ethics; and annually reviews the audit committee charter and the committee’s performance. The audit committee consists of directors Robert J. Levin, Karen Blasing and Marina Levinson, with Mr. Levin serving as the chair of the committee. The audit committee as constituted satisfies the independence requirements of the NYSE and the audit committee director independence requirements established by the SEC that apply to companies listed on the NYSE. The Board has determined that each of Mr. Levin and Ms. Blasing are audit committee financial experts as defined under the applicable rules of the SEC and has the financial literacy and accounting or related financial management expertise required under applicable NYSE rules and regulations. This designation is a disclosure requirement of the SEC and does not impose upon Mr. Levin or Ms. Blasing any duties, obligations, or liabilities greater than that which would otherwise be imposed by virtue of their membership on the Board or the audit committee. In addition, this designation does not affect the duties, obligations, or liabilities of any other director or audit committee member. The Board has determined that each audit committee member has sufficient knowledge in reading and understanding financial statements to serve on the audit committee. All of the members of the audit committee are independent directors as defined under applicable SEC and NYSE rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the audit committee charter and our code of business conduct and ethics are available on the Company’s website at http://www.elliemae.com/about/investor-relations/corporate-governance.
Compensation Committee
The compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also oversees the issuance of stock options, restricted stock units, executive performance shares and other awards under our employee stock plans. In addition, the compensation committee has authority to retain and fund compensation consultants, legal counsel and other compensation advisers and is generally responsible for considering the independence of such advisers prior to selecting them. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended, (to the extent applicable), NYSE rules and other applicable law. The compensation committee consists of directors Carl Buccellato, Craig Davis and A. Barr Dolan, with Mr. Buccellato serving as the chair of the committee. All of the members of the compensation committee are independent under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code. A copy of the compensation committee charter is available on the Company’s website at http://www.elliemae.com/about/investor-relations/corporate-governance.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee will review and evaluate, at least annually, the performance of the nominating and corporate governance committee and its members, including compliance of the nominating and corporate governance committee with its charter. The nominating and corporate governance committee consists of directors Craig Davis, Robert J. Levin and Frank Schultz, with Mr. Schultz serving as chair of the committee. A copy of nominating and corporate governance committee charter and our corporate governance guidelines are available on the Company’s website at http://www.elliemae.com/about/investor-relations/corporate-governance.
Mergers and Acquisitions Committee
The M&A committee is responsible for reviewing the Company’s acquisition strategy, as well as reviewing potential mergers, acquisitions, investments or dispositions of material assets or a material portion of any business (“Major Transactions”) and reporting its conclusions and recommendations to the Board, as appropriate. Among other matters, the M&A committee: reviews with management and the Board any potential Major Transaction and how the Major Transaction fits with the Company’s strategic plans and acquisition strategy; has the authority to evaluate and conduct due diligence with respect to potential acquisition and investment candidates on behalf of the Company; reviews with management the integration of any acquired businesses and whether the Major Transaction met the Company’s business objectives and strategic plans; and has the ability to retain special legal, accounting or other consultants or advisors to advise the M&A committee without seeking

Board approval. In addition, the M&A committee will review and evaluate, at least annually, the performance of the M&A committee and its members, including compliance of the M&A committee with its charter. The M&A committee consists of directors Carl Buccellato, A. Barr Dolan and Jeb S. Spencer, with Mr. Spencer serving as chair of the committee.
Technology and Cybersecurity Committee
The technology and cybersecurity committee is responsible for overseeing the Company’s information technology (“IT”) strategy, operations, policies and controls, including with respect to product development, risk management, IT security, regulatory matters and internal IT controls. Among other matters, the technology and cybersecurity committee reviews reports from management or other third parties relating to the Company’s IT strategy and operations, focusing on IT security, “cloud” service capacity and product reliability. The technology and cybersecurity committee has the ability to retain independent counsel or outside experts and advisors that it deems necessary and without seeking Board approval. In addition, the technology and cybersecurity committee will review and evaluate, at least annually, the performance of the technology and cybersecurity committee and its members, including compliance of the technology and cybersecurity committee with its charter. The technology and cybersecurity committee consists of directors Marina Levinson, Robert J. Levin and Rajat Taneja, with Ms. Levinson serving as chair of the committee.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met nine times during last year. The audit committee met 12 times, the compensation committee met 10 times, the nominating and corporate governance committee met four times, the M&A committee met eight times and the technology and cybersecurity committee met five times.
During 2015, each incumbent member of the Board attended or participated in at least 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management, independent accountants, advisors and consultants and others on matters affecting the Company.
We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual meeting of stockholders in 2015.
Communications with the Board of Directors or Non-Management Directors
Interested parties who wish to communicate with the Board or with non-management directors, including our lead independent director, may send their communications in writing to the attention of the Secretary, at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588. The Secretary will forward the communication to the Board or any specified individual directors, as appropriate.
Stockholder Recommendations and Nominations for Membership on our Board of Directors
The policy of our nominating and corporate governance committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board. In evaluating such recommendations, the nominating and corporate governance committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the nominating and corporate governance committee should be provided in writing and should be addressed to our Secretary at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588. Stockholder recommendations must include the nominee’s name and qualifications for membership on the Board, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of our common stock.
In addition to stockholder recommendations of candidates for membership on the Board, a stockholder may nominate an individual for election to our Board in the manner set forth in, and in accordance with the provisions of, our Amended and Restated Bylaws. Under Section 2.5 of our Bylaws, for a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. Accordingly, assuming that the annual meeting of our stockholders to be held in 2017 occurs within 30 days before or 60 days after the first anniversary date of the Annual Meeting, any such notice of a nomination delivered by or on behalf of a stockholder pursuant to Section 2.5 of our Bylaws must be received no earlier than January 25, 2017 and no later than February 24, 2017.
As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which is available, without charge, from our Secretary, at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588.
Director Qualifications
Our corporate governance guidelines contain membership criteria that apply to nominees for election to our Board. In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the Company’s industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; academic expertise in an area of the Company’s operations; practical and mature business judgment, including ability to make independent analytical inquiries; diversity of business or career experience relevant to the success of the Company; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
The Board considers a number of factors in its evaluation of diversity, including gender, age, and ethnicity. As indicated above, diversity is one factor among many that the Board considers when evaluating director candidates. The nominating and corporate governance committee monitors its assessment of diversity as part of its annual self-evaluation process. The nominating and corporate governance committee will reassess the qualifications of a director, including the director’s attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for re-election. Nominees will be screened to ensure each candidate has qualifications which complement the overall core competencies of the Board. The screening process for new nominees includes conducting a background investigation and an independence determination.
Compensation Committee Interlocks and Insider Participation
During 2015, each of Carl Buccellato, Craig Davis, A. Barr Dolan and former director Bernard M. Notas served on the compensation committee. Mr. Notas, whose resignation from the Board was effective at the conclusion of our 2015 annual stockholder meeting held on June 17, 2015, had served as both the chair and a member of the committee. Mr. Buccellato has served as the chair of the committee since June 17, 2015. None of the members of the compensation committee is or has at any time during last year been an officer or employee of ours or was formerly an officer of ours. None of our executive officers currently serves or in the last year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Risk Assessment and Compensation Practices
Our management assesses and discusses with the compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most non-executive employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A significant proportion of the compensation provided to most of our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because vesting schedules are staggered and their ultimate value is tied to our stock price.
This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board has engaged Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such selection by our stockholders at the 2016 Annual Meeting. Grant Thornton LLP has audited our financial statements since the year ended December 31, 2002. Representatives of Grant Thornton LLP are expected to be present at the 2016 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
To be approved, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
Principal Accountant Fees and Services
The following table provides information regarding the fees accrued or paid to Grant Thornton LLP for the years ended December 31, 2015 and 2014. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2015	2014
Audit Fees	$1,034,902	$771,175
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$38,467	—
Total Fees	$1,073,369	$771,175
Audit Fees
Audit fees of Grant Thornton LLP during 2015 and 2014 included the audits of Company’s annual consolidated financial statements, the reviews of each of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, services rendered in connection with our registration statements on Form S-8 and other matters related to our SEC filings.
Audit-Related Fees
There were no audit-related fees paid to Grant Thornton LLP during 2015 and 2014.
Tax Fees
There were no tax fees paid to Grant Thornton LLP during 2015 and 2014. The Company engages a different third-party service provider for its tax services.

All Other Fees
All other fees of Grant Thornton LLP during 2015 consist solely of insurance review services. There were no other fees of Grant Thornton LLP during 2014.
Pre-Approval Policies and Procedures
The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://www.elliemae.com/about/investor-relations/corporate-governance.
The audit committee approved all audit services provided by Grant Thornton LLP for 2015 and 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.
The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence and concluded that they were so compatible.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the 2016 Annual Meeting, Alliance Advisors LLC, by telephone at (855) 973-0093.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers (sometimes referred to as “say on pay” vote). Accordingly, you may vote on the following resolution at the 2016 Annual Meeting:
“Resolved, that the stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure that accompany the compensation tables.”
To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
This vote is nonbinding. The Board and the compensation committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Consistent with the stated preference of a majority of our stockholders, the Board and the compensation committee determined that we will hold a say on pay vote every year. Unless the Board and the compensation committee modify their policy on the frequency of future say on pay votes, the next say on pay vote will be held at the 2017 annual meeting of stockholders.
As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate our executive officers to create a successful company. Our philosophy is to link a significant percentage of our executive officers’ compensation to stockholder returns and to keep cash compensation to a competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the 2016 Annual Meeting, Alliance Advisors LLC, by telephone at (855) 973-0093.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE INCLUDED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4
APPROVAL OF THE EXECUTIVE INCENTIVE PLAN
On March 14, 2016, our compensation committee adopted the Ellie Mae, Inc. Executive Incentive Plan (the “Executive Incentive Plan”) in order to qualify incentive compensation granted to our Named Executive Officers as “performance-based compensation” within the meaning of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (“Code”), and the regulations and interpretations promulgated thereunder (“Section 162(m)”), and therefore fully deductible by us for federal income tax purposes. Our compensation committee directed that the Executive Incentive Plan be submitted to our stockholders for approval at the 2016 Annual Meeting.
Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated employees (referred to in the Code as “covered employees”) to the extent that any of these persons receive more than $1.0 million in compensation in any single tax year. Where such compensation qualifies as “performance-based compensation” for purposes of Section 162(m), however, we may deduct this compensation for federal income tax purposes, even if it causes a covered employee’s total compensation to exceed $1.0 million in a single year. Accordingly, the Executive Incentive Plan was drafted to satisfy the requirements of Section 162(m) for “performance-based” compensation such that stock-based compensation and cash-based bonuses granted under the Executive Incentive Plan can be structured to be tax deductible when granted to our covered employees.
If the Executive Incentive Plan is not approved by our stockholders, it will not become effective, and we will lose any tax deductions that the Executive Incentive Plan could have otherwise provided.
Summary of the Executive Incentive Plan
The Executive Incentive Plan permits us to grant performance-based awards that are payable in either cash or shares of our common stock. The Executive Incentive Plan is divided into two sections with the first section describing the terms for performance-based awards payable in cash and the second section describing the terms for performance-based awards payable in shares of our common stock. The material provisions of the Executive Incentive Plan are described below, and the description of each is qualified in its entirety by reference to the text of the Executive Incentive Plan, as proposed to be adopted at our 2016 Annual Meeting and which is attached as Appendix A to this proxy statement. Unless otherwise indicated, capitalized terms used in this proposal shall have the meanings set forth in the text of the Executive Incentive Plan.
Purpose of the Executive Incentive Plan
The purpose of the Executive Incentive Plan is to motivate and reward our eligible employees for their service by providing incentive compensation in the form of cash bonuses and equity compensation.
Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Executive Incentive Plan to covered employees will qualify for exemption under Section 162(m). However, our intention and the intention of our compensation committee is to administer the Executive Incentive Plan in compliance with Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the Executive Incentive Plan does not comply with the requirements of Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other participants, the Executive Incentive Plan may be operated without regard to the constraints of Section 162(m).
Participants in the Executive Incentive Plan
Individuals eligible for the Executive Incentive Plan awards are our officers and key employees, which include our covered employees and executive officers. Each executive officer has an interest in this proposal. The number of key employees who will participate in the Executive Incentive Plan and the amount of Executive Incentive Plan awards are not presently determinable.

Administration of the Executive Incentive Plan
The Executive Incentive Plan will be administered by our compensation committee or another committee designated by the Board, which will have the authority to interpret the Executive Incentive Plan, to establish performance targets and to establish the amounts of awards payable under the Executive Incentive Plan. Other than with respect to awards to participants who are covered employees or executive officers, our compensation committee may delegate, in whole or in part, its administrative authority under the Executive Incentive Plan.
New Plan Benefits
Future awards under the Executive Incentive Plan to covered employees, executive officers, and key employees are not determinable in advance because these grants are subject to the discretion of our compensation committee. We have therefore not included a table that reflects such awards.
Material Terms Unique to Cash Bonus Awards under the Executive Incentive Plan
Performance Factors and Maximum Cash Bonus
The payment to each participant is based on an individual bonus target for the performance period set by our compensation committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by our compensation committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by our compensation committee in accordance with Section 162(m): (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) stock compensation expense), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) implementation or completion of critical projects, (xviii) market share and (xix) the number of users of the Company's products and services, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. Awards issued to participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors). The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by our compensation committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Code in order for cash bonus payments pursuant to the Executive Incentive Plan to be deductible under Section 162(m).
The actual amount of future bonus payments under the Executive Incentive Plan is not presently determinable. However, the Executive Incentive Plan provides that the maximum amount of any cash bonus that can be paid under the Executive Incentive Plan to any participant during any performance period is $10,000,000. Further, our compensation committee, in its sole discretion, may reduce or eliminate the amount of a participant’s bonus under the Executive Incentive Plan to an amount below the amount otherwise payable pursuant to the Executive Incentive Plan formula. With respect to Executive Incentive Plan awards to participants who are not subject to Section 162(m), our compensation committee may use its discretion to increase the amount otherwise payable under the Executive Incentive Plan award.
Payment of Awards
The payment of a cash bonus for a given performance period generally requires the participant to be actively employed by us (or on a qualified leave of absence) and in good standing with the Company as of the date the cash bonus is paid. Prior to the payment of any cash bonus under the Executive Incentive Plan to covered employees, our compensation committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of cash bonuses under the Executive Incentive Plan must be made in cash and occur within a reasonable period of time after the end of the applicable performance period but may occur sooner with respect to Executive Incentive Plan awards to participants who are not subject to the limitations of Section 162(m).

Term and Amendment of the Executive Incentive Plan
The Executive Incentive Plan has a term of five years from the date of approval by our stockholders, and may be terminated by our compensation committee at any prior time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. Our compensation committee may amend or suspend, and reinstate, the Executive Incentive Plan at any time, provided that any such amendment or reinstatement shall be subject to stockholder approval if required by Section 162(m), or any other applicable laws, rules or regulations.
Material Terms Unique to Equity Awards under the Executive Incentive Plan
Shares and Maximum Number of Equity Awards
Shares underlying equity awards will be issued from our 2011 Equity Incentive Award Plan (the “2011 Plan”). If an equity award expires or becomes unexercisable without having been exercised in full, or, with respect to performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for equity awards other than options the forfeited or repurchased shares) which were subject thereto will revert back to the 2011 Plan (unless the 2011 Plan has terminated). Shares used to pay the exercise price of an equity award or to satisfy the tax withholding obligations related to an equity award will revert back to the 2011 Plan.
Stock Option Limitations. The maximum number of shares that may be granted as an incentive stock option pursuant to the Executive Incentive Plan is 70,000,000. No participant will be eligible to receive a stock option covering more than 1,000,000 shares in any calendar year under the Executive Incentive Plan; provided, however, that in connection with a participant’s initial service as an employee, during the calendar year in which such participant commences employment with the Company, the preceding limitation shall be doubled.
Performance Units/Performance Share Limitations. No participant will be eligible to receive performance units or performance shares having a grant date value (assuming maximum payout) greater than $10,000,000 or covering more than 1,000,000 shares, whichever is greater, in any calendar year under the Executive Incentive Plan; provided, however, that in connection with a participant’s initial service as an employee, during the calendar year in which such participant commences employment with the Company, the preceding limitations shall be doubled.
Performance Factors.
A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by our compensation committee in accordance with Section 162(m): (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) stock compensation expense), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) implementation or completion of critical projects, (xviii) market share and (xix) the number of users of the Company’s products and services, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. Awards issued to participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors). The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by our compensation committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Code in order for cash bonus payments pursuant to the Executive Incentive Plan to be deductible under Section 162(m).
Transferability.
Generally, equity awards granted under the Executive Incentive Plan may not be transferred.

Amendment or Termination.
Our Board may at any time amend, alter, suspend or terminate the Executive Incentive Plan. No amendment, alteration, suspension or termination of the Executive Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and us, which agreement must be in writing and signed by the participant and us. Termination of the Executive Incentive Plan will not affect our compensation committee’s ability to exercise the powers granted to it hereunder with respect to equity awards granted under the Executive Incentive Plan prior to the date of such termination.
Types of Equity Awards. Executive Incentive Plan authorizes the award of stock options, performance units and performance shares.
Nonstatutory Stock Options (NSOs).  NSOs will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
Incentive Stock Options (ISOs). ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2011 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
Performance Units/Performance Shares.  Performance units and performance shares may be granted under the Executive Incentive Plan. Performance units and performance shares are equity awards that will result in a payment to a participant if performance goals established by our compensation committee are achieved. Our compensation committee will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share.
Change in Control.  In the event of a change in control where the acquirer does not assume or replace equity awards granted, prior to the consummation of such transaction, equity awards issued under the Executive Incentive Plan will be subject to accelerated vesting such that 100% of such equity awards will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more equity awards under the Executive Incentive Plan to provide that such equity awards will become vested and exercisable or payable on an accelerated basis in the event such equity awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to equity awards under the Executive Incentive Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such equity awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of awards granted under the Executive Incentive Plan and does not attempt to describe all possible federal or other tax consequences based on particular circumstances.

Cash Bonuses.  We will generally be entitled to a deduction equal to the amount of income recognized by the recipient of a performance bonus. With respect to covered employees, no deduction will be permitted if the bonus is not structured in compliance with Section 162(m).
Incentive Stock Options.  An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as long-term or short-term capital gain or loss, depending on the holding period.
Nonqualified Stock Options.  An optionee does not recognize any taxable income at the time he or she is granted a nonqualified stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. We will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant (including covered employees as stock options are considered to be performance-based compensation).
Performance Units/Performance Share.  A participant generally will recognize no income upon the grant of a performance unit or performance share. Upon the settlement and/or payment of such equity awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any shares received. Such ordinary income is subject to withholding taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value will be taxed as capital gain or loss, depending on the holding period. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant. With respect to covered employees, a tax deduction will be permitted if the equity award is structured to be granted in compliance with Section 162(m).
The foregoing is only a summary of the effect of federal income taxation upon award recipients and us with respect to the payment of cash bonuses, the grant and exercise of options, and the grant of stock awards under the Executive Incentive Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the a participant may reside.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the 2016 Annual Meeting, Alliance Advisors LLC, by telephone at (855) 973-0093.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, has notified us that her designee, John Chevedden, intends to introduce the following resolution at the 2016 Annual Meeting. Ms. Young has notified us that she has been a stockholder for over a year and intends to continue to be a stockholder until after the date of the 2016 Annual Meeting. Ms. Young has informed us that, as of December 23, 2015, she beneficially owned 100 shares of our common stock. In accordance with the proxy regulations, the following is the complete text of the proposal, which is reproduced as submitted to us other than minor formatting changes. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. The Board does not support the adoption of this proposal and asks stockholders to consider the response following the proponent's statement. The Board recommends you vote AGAINST this proposal.

Proposal 5 - Shareholder Proxy Access

RESOLVED: Shareholders of Ellie Mae Inc. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the "Nominator") that meets the criteria established below.
Allow shareholders to vote on such nominee on the Company's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

(a) have beneficially owned 3% or more of the Company's outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

(b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

(c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.
Supporting Statement: Long-term shareholders should have a meaningful voice in nominating directors. The SEC's universal proxy access Rule 14a-11 (https://www.sec.gov/rules/fina1/2010/33-9136.pdf) was vacated, in part due to inadequate cost-benefit analysis. Proxy Access in the United States (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), a cost-benefit analysis by CFA Institute, found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.
Enhance shareholder value. Vote for Shareholder Proxy Access – Proposal 5

Your Board of Directors recommends that you vote AGAINST the proposal. The Board of Directors has considered this proposal and believes it is not in the best interests of Ellie Mae or its stockholders.
Ellie Mae is committed to acting in the best interests of our stockholders and committed to sound corporate governance policies and practices. The Board understands that proxy access is emerging as an important governance issue for many of our stockholders. If this proposal were adopted, proxy access would become a significant part of the Company’s corporate governance framework. In determining to recommend that you vote against this proxy access proposal, the Board took into account the following considerations.

•
Proxy access is relatively new and has many variations. However, without considering what is appropriate for Ellie Mae, the proponent asks us to adopt substantially the same variation of proxy access that the proponent submitted to many other larger companies. Proxy access is a relatively new development and has many alternatives or variations. Each alternative or variation carries important consequences for the Company, and stockholders have expressed different views regarding the best approach. Nevertheless, the Board notes the proponent has submitted substantially identical versions of this proposal to many different companies in different industries. The proposal does not draw distinctions based on the size or nature of the targeted company. Your Board recommends that you vote against the proposal because we desire to evaluate the alternatives, consider the variation of proxy access that is most appropriate for our Company, and determine what is in the best interests of our stockholders.

•
We believe our nominating and corporate governance committee is best positioned to select director candidates who will promote the success of the Company and represent stockholder interests. Our nominating and corporate governance committee has a fiduciary obligation to all stockholders. The committee is charged with making recommendations regarding director candidates and overseeing the size and composition of the Board. Recommendations occur through applying the criteria set forth above under “Director Qualifications,” screening new nominees, conducting a background investigation and determining director independence. In addition, stockholders may recommend our committee consider a candidate or nominate a candidate in accordance with our bylaws. However, the proxy access proposal allows a small group of stockholders to sidestep these important procedures that are designed to ensure that the individual Board members have the requisite skills, experience, independence and diversity to be an effective Board. Unfortunately, the proposal may result in director candidates who lack the attributes necessary for our Board and its committees to be effective. In addition, the proposal does not address any protections relating to independence of a stockholder nominee. The election of a non-independent director to the Board may cause the Company to be out of compliance with applicable NYSE or SEC independence requirements, which could ultimately harm stockholders.

•
Special interest groups or small stockholders may use proxy access to promote their personal interests and not the interests of all stockholders. Special interest groups or individuals with a small minority stake who desire to advance their personal agendas, and not necessarily the best interests of all stockholders, may nominate directors under proxy access. Further, these groups and individuals may use proxy access to threaten director election contests and seek concessions from the Company relating to their agenda without incurring the costs associated with a director election contest.

•
We believe the proxy access proposal presents corporate governance risks that may adversely affect the Company. The proxy access proposal would allow qualifying stockholders to nominate up to 25% of the current Board candidates. In addition, the proxy access proposal would allow an unrestricted number of stockholders to form a group to satisfy the ownership thresholds set forth in the proposal. We believe that this feature could have a disparately negative impact on a middle capitalization company, such as Ellie Mae, than it would have on larger market capitalization companies, which have predominantly adopted proxy access bylaws to date. We believe that allowing an unlimited number of stockholders to nominate such a significant percentage of the Board under certain circumstances could destabilize our Board, lead to increased director-turnover and disrupt the Company’s positive trajectory. Also, destabilization and threat of director election contests could distract our Board and management from focusing on the Company’s goals and limit the pool of qualified director candidates who are willing to serve on our Board. We believe these risks are detrimental to our sound corporate governance practices and the success of our Company.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the 2016 Annual Meeting, Alliance Advisors LLC, by telephone at (855) 973-0093.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2016 by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock (i) subject to options that are currently exercisable or exercisable within 60 days of March 31, 2016 and (ii) subject to restricted stock units that vest within 60 days of March 31, 2016, are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table below is based on 29,971,612 shares of our common stock issued and outstanding on March 31, 2016. Except as set forth below, the address of each of the individuals and entities named below is c/o Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Shares Beneficially Owned	Percent of Class
5% Stockholders:
PRIMECAP Management Company (2)	3,884,550	—	3,884,550	13.0%
Sylebra Capital Management (3)	2,579,205	—	2,579,205	8.6%
The Vanguard Group (4)	1,981,734	—	1,981,734	6.6%
BlackRock Inc. (5)	1,652,792	—	1,652,792	5.5%

Named Executive Officers and Directors:
Sigmund Anderman (6)	339,837	159,017	498,854	1.7%
Jonathan Corr (7)	157,488	33,273	190,761	*
Edgar Luce (8)	50,308	58,753	109,061	*
Peter Hirsch	—	—	—	*
Cathleen Schreiner Gates	15,591	39,332	54,923	*
Joseph Tyrrell	19,698	13,878	33,576	*
Karen Blasing	—	3,167	3,167	*
Carl Buccellato (9)	27,365	76,499	103,864	*
Craig Davis (10)	58,332	81,499	139,831	*
A. Barr Dolan	1,000	63,833	64,833	*
Robert J. Levin (11)	6,340	75,833	82,173	*
Marina Levinson	—	3,167	3,167	*
Frank Schultz	—	7,167	7,167	*
Jeb S. Spencer	1,005	40,684	41,689	*
Rajat Taneja	—	3,167	3,167	*
All 17 directors and executive officers as a group (12)	871,295	738,744	1,610,039	5.2%

____________________

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of common stock held, common stock held in escrow for 2012 Performance Shares, 2013 Performance Shares, 2014 Performance Shares and 2015 Performance Awards, options that are exercisable within 60 days of March 31, 2016, and restricted stock units that vest within 60 days of March 31, 2016, by such individuals. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 31, 2016.

(2)
Based on information set forth in an Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2016. The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, California 91101.

(3)
Based on information set forth in an Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2016. Sylebra HK Company Limited (“Sylebra HK”) may be deemed to be a beneficial owner of these shares by virtue of its position as investment advisor to Sylebra Capital Management. Each of Jeffrey Richard Fieler and Daniel Patrick Gibson, who serve as directors to Sylebra HK and who equally share ownership of Sylebra HK, may be deemed to be beneficial owners of these shares. The address of Sylebra Capital Management is 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong.

(4)
Based on information set forth in an Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2016. As a result of serving as investment managers, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc. (“The Vanguard Group”), is the beneficial owner of 62,996 shares and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 3,300 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Based on information set forth in an Amendment No. 2 to Schedule 13G filed with the SEC on January 26, 2016. BlackRock Inc., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, Blackrock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC have shared voting or dispositive power over these shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Includes 93,431 shares held by The Sigmund and Susan Anderman Family Trust, 71,953 shares held by the Sigmund Anderman TTEE Sigmund Anderman 2014 GRAT U/A DTD 12/12/2014, 71,953 shares held by Susan Anderman TTEE Susan Anderman 2014 GRAT U/A DTD 12/12/2014, 10,000 shares held by Sigmund Anderman, 55,000 shares held in escrow for 2012 Performance Shares, 13,750 shares held in escrow for 2013 Performance Shares, and 23,750 shares held in escrow for 2014 Performance Shares.

(7)
Includes 89,347 shares held by Jonathan & Rae Corr 2006 Family Trust DTD 11/09/2006, 28,000 shares held in escrow for 2012 Performance Shares, 6,875 shares held in escrow for 2013 Performance Shares, 12,350 shares held in escrow for 2014 Performance Shares, and 20,916 shares held in escrow for the 2015 Performance Shares.

(8)
Includes 22,000 shares held in escrow for 2012 Performance Shares, 4,813 shares held in escrow for 2013 Performance Shares, 9,500 shares held in escrow for 2014 Performance Shares, 8,772 shares held in escrow for the 2015 Performance Shares and 5,223 ESPP shares.

(9)	Includes 27,365 shares held jointly by Carl Buccellato and Mary Ellen Buccellato.

(10)	Includes 58,332 shares held by Craig S Davis Trustee & Lecia A Davis Trustee of the Davis Family Trust Dated 12/8/1995.

(11)	Includes 6,340 shares held jointly by Robert and Abby Levin.

(12)	Includes shares held by Limin Hu, EVP, Chief Technology Officer and Brian Brown, SVP, General Counsel and Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with.
DIRECTOR COMPENSATION
Our non-employee director compensation policy currently provides that each non-employee director receives an annual cash retainer of $32,000. Our lead independent director receives an additional annual cash retainer of $20,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees (which are also payable in cash):

Committee	Chair	Other Member
Audit committee	$20,000	$12,000
Compensation committee	12,000	7,200
Nominating and corporate governance committee	7,500	4,500
Mergers and acquisitions committee	9,000	5,400
Technology and cybersecurity committee	10,000	6,000
Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. However, any newly elected or appointed non-employee directors are entitled to receive an award of restricted stock units equal to $150,000, plus a pro-rata portion of the annual stock option and restricted stock units described below based on when he or she joins our Board relative to the date of the previous year’s annual meeting, upon initial election or appointment to the Board. In addition, our non-employee directors are entitled to automatically receive both an option to purchase shares of our common stock with a $100,000 value based on the Black-Scholes option pricing model and a restricted stock unit award with a $100,000 value immediately after each annual meeting of stockholders. Options granted to non-employee directors will have a per share exercise price equal to the closing market price of our common stock as of the date of grant. The initial restricted stock unit award will vest 1/3rd on each anniversary of the date of grant over three years from the date of grant. The initial pro-rata portion of the annual stock option grant will vest in equal monthly installments until the date of the next annual meeting of stockholders, and the initial pro-rata portion of the annual restrict stock unit award vests in full on the date of the next annual meeting of stockholders. Subsequent annual stock option grants will vest in equal monthly installments over one year from the date of grant and subsequent annual restricted stock unit awards will vest 100% on the first anniversary of the date of grant. Our directors who are employees are compensated for their service as employees and do not receive any additional compensation for their service on the Board.

The following table sets forth information concerning the compensation paid or accrued for services rendered to us in all capacities by our non-employee directors during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Stock Awards (2)	Total
Karen Blasing	23,711	99,964	271,117	394,792
Carl Buccellato	44,787	99,964	105,808	250,559
Craig Davis	61,394	99,964	105,808	267,166
A. Barr Dolan	44,600	99,964	105,808	250,372
Alan S. Henricks (3)	21,672	—	—	21,672
Robert J. Levin	62,039	99,964	105,808	267,811
Marina Levinson	50,772	99,964	105,808	256,544
Bernard M. Notas (3)	28,067	—	—	28,067
Frank Schultz	39,500	99,964	105,808	245,272
Jeb S. Spencer	41,000	99,964	105,808	246,772
Rajat Taneja	20,478	99,964	270,185	390,627
____________________

(1)
Amounts do not reflect compensation actually received by the director. Instead, the amounts represent aggregate grant date fair value of options granted during 2015 computed in accordance with ASC Topic 718 Stock Compensation. The valuation assumptions used in determining such amounts are described in Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Amounts do not reflect compensation actually received by the director. Instead the amounts included in the “Stock Awards” column represent the grant date fair value of awards granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Member of the Board through June 17, 2015, the date of the 2015 annual meeting of stockholders.

The following table shows the number of shares of our common stock subject to outstanding and unexercised stock options and the number of shares of our common stock subject to outstanding stock awards held by each of our non-employee directors as of December 31, 2015:

Name	Number of Shares Subject to Outstanding Options as of 12/31/15	Number of Shares Subject to Outstanding Stock Awards as of 12/31/15
Karen Blasing	3,455	4,069
Carl Buccellato	76,787	1,588
Craig Davis	81,787	1,588
A. Barr Dolan	66,121	1,588
Alan S. Henricks (1)	—	—
Robert J. Levin	76,121	1,588
Marina Levinson	3,455	7,311
Bernard M. Notas (1)	—	—
Frank Schultz	7,455	1,588
Jeb S. Spencer	40,972	1,588
Rajat Taneja	3,455	4,055
____________________

(1)	Member of the Board through June 17, 2015, the date of the 2015 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2015 Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2015 were as follows:

•	Jonathan Corr, president and chief executive officer (our “CEO”);

•	Sigmund Anderman, executive chairman;

•	Edgar Luce, executive vice president and chief financial officer;

•	Joseph Tyrrell, executive vice president of corporate strategy;

•	Cathleen Schreiner Gates, executive vice president of sales and marketing, and

•	Peter Hirsch, executive vice president of technology and operations.
Effective February 1, 2015, Mr. Anderman, who was previously our chief executive officer, became our executive chairman and Mr. Corr, who was previously our president and chief operation officer, became our president and chief executive officer.
Executive Summary
Overview
Our mission is to be the industry standard technology platform for residential mortgage origination in the United States. Key elements of our strategy include increasing the number of users of Encompass®, our all-in-one mortgage management solution, selling additional products and services to Encompass users and expanding the use of the Ellie Mae Network, which provides originators electronic access to many of the third parties they need to interact with in order to process and fund loans. To support this strategy, we strive to provide an executive compensation program that attracts, motivates and retains talented senior executives to manage and lead our Company and motivates them to pursue our corporate goals.
2015 Business Highlights
We believe the compensation program for our named executive officers in 2015 and prior years was instrumental in helping us achieve strong financial and operational performance in 2015. In fiscal 20151:

•	Revenue was $253.9 million, an increase of 57% from 2014;

•	Adjusted EBITDA was $74.7 million, an increase of 62% from 2014;

•	Net income was $22.3 million, or $0.72 per diluted share, compared to $14.8 million, or $0.50 per diluted share, in 2014;

•	Adjusted net income was $52.2 million, or $1.69 per diluted share, compared to $34.1 million, or $1.15 per diluted share, in 2014;

•	We had 136,167 active Encompass users as of December 31, 2015, up 25% from 2014;

•	We had 166,057 contracted SaaS Encompass users as of December 31, 2015, up 31.4% from 2014; and

•	Our revenue per average active Encompass user was $1,996 in 2015, up 24% in 2015.
____________________
1 See Appendix B for a reconciliation of the Non-GAAP financial measures set forth below to U.S. GAAP.

2015 Executive Compensation Highlights
The following key compensation actions were taken with respect to the named executive officers for 2015:

•
NEO Salaries – Except in connection with promotions, salaries of our named executive officers were not increased in 2015. Mr. Corr’s base salary, in connection with his promotion to chief executive officer, was increased 21% from his 2014 base salary.

•
Cash Bonuses – Our named executive officers received cash bonus payments ranging from 197.5% to 200% of their target cash bonus opportunities, including a cash bonus payment of $740,625 for our CEO, because our financial and operational performance exceeded the performance goals.

•
Long-Term Incentive Compensation – Our named executive officers were granted performance shares, restricted stock unit (“RSU”) awards and stock options. Our CEO was granted total equity awards with an initial fair value of $1,911,000, split equally between performance shares, RSUs and stock options. Our executive chairman was granted total equity awards with an initial fair value of $2,800,000, split equally between performance-based RSUs and stock options. Excluding Mr. Hirsch who was hired in June 2015, our other named executive officers were granted equity awards with initial fair values ranging from $801,000 to $819,000, split equally between performance shares, RSUs and stock options. Mr. Hirsch was granted equity awards with an initial fair value of $1,200,000, split equally between RSUs and stock options, when he joined our Company.

•
Amended and Restated Employment Agreement with our Executive Chairman – In connection with his transition from the role of CEO and president to executive chairman, we entered into an amended and restated employment agreement with Mr. Anderman.

•	Employment Agreement with our Chief Executive Officer - In connection with his promotion to the role of CEO, we entered into an employment agreement with Mr. Corr.
Pay-for-Performance Discussion
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan, as well as the performance shares, stock options and RSU awards that we use to deliver long-term incentive compensation opportunities.
The target total direct compensation opportunities for our CEO and, on average, the other named executive officers during 2015 reflects this philosophy, as reflected in the following graphics that breakdown the total direct compensation for the CEO and, on average, the named executive officers:

Notes on the above charts:

•
The above charts reflect target compensation for each executive, so the non-equity incentive plan compensation is shown at target and the equity compensation is shown at its grant date value with the performance shares shown at target payout.

•
“Other NEOs” consist of Messrs. Luce and Tyrrell and Ms. Schreiner-Gates. Mr. Anderman is excluded as executive chairman due to his unique compensation program and Mr. Hirsch is excluded because he was a new hire and the mix of compensation in his initial offer does not reflect the ongoing program mix.

As reflected in the above graphics, we believe that the performance shares, stock option and RSU awards are key incentives for our executive officers to drive long-term growth.
Good Governance and Best Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.

•
Independent Compensation Committee Advisors. The compensation committee engaged its own compensation consultant, Compensia, Inc. (“Compensia”), to assist with its 2015 compensation responsibilities. Compensia performed no other consulting or other services for us in 2015.

•
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our Company.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

◦
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

◦	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

◦
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid), except that the Performance Shares, as described below, earned based on actual performance, vest in full upon the consummation of a change in control of the Company;

◦	Performance-Based Incentives. We use performance-based short-term and long-term incentives;

◦	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

◦
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers other than the plans available to all employees;

◦
No Tax Reimbursements on Perquisites or Personal Benefits. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than, in certain instances, negotiated relocation benefits;

◦
No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

◦
Pledging Prohibited. Our executive officers and members of the Board are prohibited from pledging our common stock as collateral to secure loans and our executive officers and members of the Board members may not purchase put and call options or engage in any other hedging transactions through Rule 10b5-1 trading plans; and

◦	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.
Objectives and Philosophy of Our Executive Compensation Program
We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our executive officers, including the named executive officers. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our executive officers. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•
attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic information technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair, reasonable and competitive.
The compensation components described below simultaneously fulfill one or more of these principles and objectives.

Compensation Determination Process
Historically, the compensation of our executive officers, including the named executive officers, has been highly individualized, resulting from independent negotiations between us and the chief executive officer, on behalf of such individuals, and based on a variety of informal factors considered at the time of the applicable compensation decisions including, in addition to the factors listed above:

•	our financial condition and available resources;

•	the need for a particular position to be filled;

•	the competitive market;

•	the length of service of the executive officer; and

•	comparisons to the compensation levels of our other executives.
Our chief executive officer, and, in the case of our chief executive officer, the Board, typically reviews the performance of each of our executive officers on an annual basis, though we do not set a predetermined time for such review. Our chief executive officer, based on his experience and his review of our executives’ performance, recommends compensation levels for our executive officers, other than himself, to the compensation committee for approval. With respect to compensation levels for our chief executive officer, the compensation committee makes recommendations to the Board for approval.
In 2015, the compensation committee engaged Compensia, a national compensation consulting firm with substantial experience in the technology sector, to evaluate our levels and types of executive compensation and to recommend changes from time to time as appropriate.
On an annual basis, Compensia recommends to the compensation committee for approval a peer group of companies determined based on an analysis of companies in our industry and their relative revenue and market capitalization to be used in evaluating our compensation levels. This peer group is updated as necessary and is comprised of companies in the software and internet software services industry with revenue and market capitalization that we believe reflects the competitive market we will face as a high growth public company.
In August 2014, Compensia updated the peer group by removing one company that was included in the 2014 peer group because it no longer had revenue and market capitalization levels that were comparable to us. The peer group recommended by Compensia and approved by our compensation committee for purposes of evaluating compensation for 2015 was comprised of the following companies:

American Software	Angie’s List	Bazaarvoice
Cornerstone OnDemand	Demandware	Financial Engines
Guidance Software	Jive Software	Live Person
LogMeln	Marketo	Open Table
Sci Quest	SPS Commerce	Tangoe
Trulia	Vocus
In addition to the peer group, the compensation committee reviews broader market data from the Radford Technology survey. The Radford survey data consists of survey information from a broad set of technology companies with revenues similar to ours. The Radford survey data was incorporated into the Compensia market analysis provided to the compensation committee. Collectively, we refer to the peer group and Radford data as the “market data.” Depending on the position, the compensation committee may favor one set of data or the other or look at a blend of the data based on the robustness of the data source and the closeness of the market data to the responsibilities and duties of the executive officer being reviewed.

In determining the 2015 base salaries, target cash bonus opportunities and long-term incentive compensation for our executive officers, including the named executive officers (other than Mr. Hirsch who became an executive officer in June of 2015), Compensia provided updated market data showing compensation for similarly situated executives at the 25th, 50th, and 75th percentiles. In evaluating the market data provided by Compensia, the compensation committee gave differing weight to the market data by executive officer based on how closely his or her position and responsibilities appeared to match those for the position the executive was matched against in the market data. The compensation committee and the Board referred to this market data and its own experience in setting 2015 compensation levels for our executive officers to confirm that their decisions were competitive and reasonable.
Components of Our Executive Compensation Program
The individual components of our executive compensation program consist primarily of (i) base salary, (ii) an annual performance-based bonus, (iii) long-term incentive compensation in the form of equity awards, (iv) retirement savings opportunities, (v) post-termination benefits and (vi) various other employee benefits. We view each of these components as related but distinct, reviewing them each individually, as well as collectively to ensure that the total compensation paid to our executive officers meets the objectives of our executive compensation program. Not all compensation components are provided to each executive officer. Instead, we determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market in which we compete for talent based on the experience of members of the compensation committee, the length of service of our executive officers, internal parity of compensation among our executive officers, the criticality of the executive for our business, the marketability of the executive in the market, our overall performance and other considerations the compensation committee deems relevant. The compensation committee endeavors to make compensation decisions that are consistent with our recruiting and retention goals. The compensation committee reviews each compensation component for internal parity and consistency between executive officers with similar levels of responsibility.
We strive to achieve an appropriate mix between cash and equity incentives to meet our objectives. We do not currently have any policies for allocating compensation between short-term and long-term compensation or cash and non-cash. While we use both short-term and long-term compensation components, our strategy with respect to the compensation of our executive officers is to tie a greater percentage of their total compensation to performance-based compensation, which we achieve through the use of annual bonuses and performance-based equity awards. Base salaries paid to our executive officers are kept at a competitive level, as determined by the compensation committee based on their experience and their review of market data, with the opportunity for each executive officer to achieve higher total compensation through bonuses and equity incentives if we perform well over time. We emphasize equity compensation because we believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, thereby increasing stockholder value, our executive officers will be incentivized to achieve these objectives when a larger percentage of their total compensation is tied to the value of our stock. In order to accomplish these goals, we have historically used stock options, RSUs and performance shares (“Performance Shares”) as a significant component of compensation. However, commencing with fiscal year 2016, we anticipate the elimination of stock options from the type of equity awards granted to our executive officers and will instead focus on a mixture of RSUs and Performance Shares. While we offer competitive base salaries, we believe bonuses and stock-based compensation are significant motivators in retaining and rewarding employees for technology companies.
While we have identified particular compensation objectives that each component of our executive officers’ compensation serves, our executive compensation program is designed to be flexible and complementary and to collectively serve all of the compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual component, to a greater or lesser extent, serves each of our objectives.

Base Salaries
In general, base salaries for our executive officers are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted to an executive officer position, taking into account such individual’s qualifications, experience and salary prior to joining the Company or prior to being promoted to an executive officer position. We strive to maintain base salaries for our executive officers that are competitive, while remaining cost-effective.
Periodic adjustments to the base salaries of our executive officers, including the named executive officers, are based on the level of each individual’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding base salary increases may take into account the executive officer’s current base salary and equity ownership, and the base salaries paid to his or her peers within the Company. Base salaries are typically reviewed as part of the promotion process or upon other significant changes in responsibility.
The following summarizes the changes made to base salaries of our named executive officers in 2015:

•
As discussed in more detail below, in connection with Mr. Anderman’s transition to the role of executive chairman and the promotion of Mr. Corr to the position of CEO, the Board approved (i) entering into an employment agreement with Mr. Corr which provides for an initial base salary of $375,000, which was a 21% increase over his base salary in 2014, and (ii) entering into an amended and restated employment agreement with Mr. Anderman, which provides for an initial base salary of $410,000 for 2015, which is reduced by approximately $41,000 each year thereafter through the end of 2019, the term of the employment agreement.

•
In March 2015, the compensation committee determined, based on an evaluation of market data and the executive’s position and responsibilities, that Mr. Tyrrell and Ms. Schreiner Gates would each receive base salaries of $275,000 during 2015 in connection with their promotions to executive vice president of corporate strategy and executive vice president of sales and marketing, respectively.

•	In June 2015, the Board approved paying Mr. Hirsch a base salary of $325,000 in 2015 in his new role as executive vice president of technology and operations.

•	With respect to Mr. Luce, the compensation committee reviewed his base salary against market data and determined that it would keep his base salary at the same level as in 2014.
The actual base salaries paid to our named executive officers during 2015 are set forth in the “2015 Summary Compensation Table.”
Annual Cash Bonuses
In addition to base salaries, annual performance-based cash bonus opportunities are provided to our executive officers, including the named executive officers, based on both the Company’s performance relative to financial and operating goals established by the compensation committee and the Board as well as each individual named executive officer’s performance relative to individual performance goals established for the named executive officer. As discussed above, in determining target cash bonus opportunities, the compensation committee, and in the case of our CEO, the Board, considers market data to confirm that their decisions were competitive and reasonable.
Target Annual Cash Bonus Opportunities
The following summarizes the target cash bonus opportunities of our named executive officers in 2015:

•
Pursuant to the new agreements entered into with Mr. Corr and Mr. Anderman, the Board approved the annual target bonus opportunity for Mr. Corr and Mr. Anderman at 100% of their respective annual base salaries.

•
In March 2015, the compensation committee determined, based on an evaluation of market data and the executive’s position and responsibilities, that it would establish target annual cash bonus opportunities for Mr. Tyrrell and Ms. Schreiner Gates for 2015 at 80% of their base salaries in connection with their promotions to executive vice president of corporate strategy and executive vice president of sales and marketing, respectively.

•
In June 2015, the Board approved establishing a target annual cash bonus opportunity for Mr. Hirsch for 2015 at 50% of his base salary in his new role as executive vice president of technology and operations.

•
With respect to Mr. Luce, the compensation committee reviewed his target annual cash bonus opportunity against market data and determined to keep his cash bonus opportunity at the same level as in 2014.

In approving all target annual cash bonus opportunities, the compensation committee and in the case of our CEO, the Board, considered the market data to understand how the target bonuses and the target total cash compensation compared to market, but they did not target a specific market percentile in establishing the target bonuses for the executive officers.
The target annual cash bonus opportunities for our named executive officers for 2015 were as follows:

Name and Principal Position	Target Bonus Percentage of Base Salary (%)	Target Bonus Cash Value ($)
Jonathan Corr, President and Chief Executive Officer	100%	$375,000
Sigmund Anderman, Executive Chairman	100%	$410,000
Edgar Luce, EVP & Chief Financial Officer	60%	$168,000
Joseph Tyrrell, EVP of Corporate Strategy	80%	$220,000
Cathleen Schreiner Gates, EVP of Sales and Marketing	80%	$220,000
Peter Hirsch, EVP of Technology & Operations	50%	$162,500
Corporate and Individual Performance Measures
Under their bonus arrangements, Messrs. Corr, Anderman, Luce, Tyrrell and Hirsch and Ms. Schreiner Gates were entitled to receive these amounts if bonus goals were achieved at target. Notwithstanding the goals discussed below, the compensation committee and, with respect to our CEO, the Board, retain complete discretion over whether any additional compensation is paid to the executives if bonus goals are achieved at a level greater than target and the amount of any such compensation, as well as whether any compensation under the bonus program will be paid to the executives in the event the bonus goals are not achieved at target and the amount of any such compensation.
The goals for Messrs. Corr, Anderman, Luce, Tyrrell and Hirsch and Ms. Schreiner Gates were based on the Company’s overall financial performance, measured in terms of achieving revenue and EBITDASC as a percentage of revenue (“EBITDASC” defined as earnings before interest, taxes, depreciation, amortization and stock compensation expense) in 2015. In order for the executive officers to be eligible for a bonus equal to 100% of target, the Company needed to achieve approximately $206 million in revenue and 20.2% in EBITDASC. In order for the executive officers to be eligible for the maximum bonus of 200% of target, the Company needed to achieve approximately $243 million in revenue and 23.9% in EBITDASC. The bonus payment, as a percentage of the target bonus, increases from 100% to 200% based on increased achievement between the target and maximum goals for each of Revenue and EBITDASC. In addition, other operational goals were considered, including increasing the number of contracted SaaS Encompass users to at least 149,000, achieving high marks on several independent customer service and client satisfaction metrics, successfully deploying updates to the Company’s software services to accommodate the TILA-RESPA Integrated Disclosure rules, and executing on the Company’s next generation product roadmap on schedule and on budget, as well as, other than in the case of Mr. Anderman, individual performance measures. Pursuant to the amended and restated employment agreement with Mr. Anderman, the compensation committee determined, based on his role with the Company, that his bonus opportunity should be determined entirely on achievement of the corporate performance goals. The weighting of the corporate and individual performance varies by executive based on the role of each executive, as set forth below:

Name and Principal Position	Corporate Performance (% of total)	Individual Performance (% of total)
Jonathan Corr, President and Chief Executive Officer	75%	25%
Sigmund Anderman, Executive Chairman	100%	0%
Edgar Luce, EVP & Chief Financial Officer	50%	50%
Joseph Tyrrell, EVP of Corporate Strategy	50%	50%
Cathleen Schreiner Gates, EVP of Sales and Marketing	50%	50%
Peter Hirsch, EVP of Technology & Operations	50%	50%
The individual performance measures for our Named Executive Officers are described below:

Jonathan Corr, President and Chief Executive Officer	Edgar Luce, EVP & Chief Financial Officer	Joseph Tyrrell, EVP of Corporate Strategy	Cathleen Schreiner Gates, EVP of Sales and Marketing	Peter Hirsch, EVP of Technology and Operations
•    Managing executive staffing, organization structure and leadership development
•    Overseeing development of and execution of the Company’s business plan, including M&A strategy
•    Communicating effectively with the Board and the Company’s current and potential investors
•    Interacting with key customers, partners and mortgage industry participants and effectively managing compliance and external reporting activities, including the development and implementation of a formal business recovery plan
•    Managing the unexpected

•    Producing effective and timely internal budgets and forecasts
•    Delivering financial statements with clean audit results
•    Preparing timely reports internally and to the SEC and investors
•    Coordinating and effectively participating in earnings and other investor conferences and meetings
•    Assisting in acquisition due diligence and integration
•    Developing leaders within the finance organization

•    Working across the organization to drive collaboration and ensure alignment on, and achievement of, the Company’s corporate goals
•    Establishing a comprehensive five-year strategic plan
•    Driving a comprehensive M&A strategy that supports the Company’s financial and strategic growth plans
•    Ensuring that the Company’s product organization has the proper talent, structure and focus on supporting customer needs
•    Overseeing business development efforts to maintain and improve existing relationships
•    Secure new relations and create new revenue streams
•    Develop strategies for new and emerging opportunities

•    Providing leadership to the marketing, sales, client management, professional services, technical support and educational services executives with a goal of exceeding 2015 goals
•    Providing executive oversight for integration relating to the Company’s AllRegs acquisition
•    Bringing partner and channel vision into the Company’s go-to-market strategy for 2015
•    Providing executive leadership for internal steering committees and establishing an organizational wide focus on operational excellence

•    Successfully managing the technology organization, including by identifying gaps and inefficiencies, filling key technology leadership gaps and defining target organizational structure
•    Growing the Company’s technology talent
•    Driving the Company’s technology strategy
•    Building a plan for availability, performance and security

In early 2016, the compensation committee and the Board determined, based on the Company’s performance during 2015, including 2015 revenue of $253.9 million, EBITDASC as a percentage of revenue of 29.4%, contracted SaaS Encompass users of 166,057 as of December 31, 2015 as well as successful achievement of the other corporate measures, that the aggregate achievement percentage for the corporate goals equaled 200% of target.

Per the terms of the bonus program, individual performance measures were also taken into consideration by the compensation committee and, with respect to our CEO, by the Board to determine the ultimate bonus payments. As a result of such individual evaluations, the Board determined that Mr. Corr’s bonus should be 197.5% of target. Messrs. Anderman, Luce, Tyrrell and Hirsch and Ms. Schreiner Gates were awarded bonus amounts equal to 200% of target, which, in the case of Mr. Hirsch, was prorated to 100% due to the fact that he joined the company in June 2015.
We have put in place similar bonus programs for our named executive officers for 2016.
Long-Term Incentive Compensation
Our long-term incentive awards are designed to align the interests of our employees, including our named executive officers, with the interests of our stockholders. Because an executive officer’s ability to earn his or her awards is based on continued employment, these awards also encourage the retention of our named executive officers through the vesting or performance period of the awards.
In determining the size of the long-term incentive compensation to be awarded to our executive officers, including the named executive officers, the compensation committee considers a number of factors, such as the relative job scope, the value of outstanding long-term incentive awards, individual performance history, prior contributions to us and the size of prior awards. The compensation committee, and in the case of our CEO, the Board also draws upon the experience of their members, and an analysis of competitive market data. Typically, our CEO recommends the size of the long-term incentives (except with respect to his own award) at levels he considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and recommends these awards to the compensation committee for approval. The compensation committee recommends the size of the awards for our CEO to the Board for approval.
To reward and retain our executive officers in a manner that best aligns their interests with stockholders’ interests, we historically used stock options, RSUs and Performance Shares as the primary incentive vehicles for long-term compensation. Commencing in fiscal year 2016, we will cease granting options to executive officers as we believe that Performance Shares are effective tools for increasing long-term stockholder value by linking the potential value our executive officers can receive to the achievement of financial performance criteria that closely ties to our business strategy. We use RSU awards to satisfy our retention objectives for our key executive officers.
We typically make grants in connection with the commencement of employment, promotions and periodic “refresher” grants.
2015 Equity Awards
As part of the annual review of executive officer annual equity grant practices with those of our peer group of companies and our established compensation philosophy to link our executive officer annual equity grants with the performance of the Company, the compensation committee and the Board approved certain equity awards and the 2015 Senior Executive Performance Share Program (the “2015 Program”) under the 2011 Equity Incentive Award Plan (the “2011 Plan”).
On February 11, 2015, the compensation committee granted stock option and RSU awards and, in connection with the 2015 Program, Performance Shares, to our executives, other than Messrs. Tyrrell and Hirsch and Ms. Schreiner Gates, and, upon a recommendation by the compensation committee, the Board approved stock option, RSU and Performance Share grants to Mr. Corr in satisfaction of the Company’s obligations under Mr. Corr’s employment agreement.
On March 23, 2015, the Board approved stock option and RSU grants and Performance Shares to Mr. Tyrrell and Ms. Schreiner Gates in connection with their promotions to EVP of corporate strategy and EVP of sales and marketing, respectively.
On June 17, 2015, the Board approved stock option and RSU grants to Mr. Hirsch in connection with his employment by the Company as EVP of technology and operations. Mr. Hirsch did not participate in the 2015 Program.
See below for a full discussion on the equity awards granted to Mr. Anderman in 2015.
The stock options granted to our named executive officers, other than to Mr. Anderman as described in more detail below, were granted with an exercise price equal to the average closing price of our common stock for the thirty days prior to the grant date and vest 25% of the total number of shares on the one year anniversary of the grant date, and an additional 1/48th of the total number of shares on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date. The RSUs vest in substantially equal annual installments over four years on each anniversary of the grant date.
2015 Performance Share Awards
Under the 2015 Program, certain of our named executive officers were granted Performance Shares that provided that he or she was eligible to receive from zero to two shares of our common stock per Performance Share, or from zero to 200% of the target Performance Share level, based on our level of achievement against the goals established for the performance period.
The number of our common stock that could be earned under the Performance Shares was dependent on our achievement of certain pre-established target levels for annual revenue growth and annual growth in the number of contracted SaaS users for the one-year performance period commencing on January 1, 2015 and ending on December 31, 2015. No shares of our common stock could be earned, however, if our EBITDASC as a percentage of revenue was less than 18% for the performance period. After the completion of the performance period, 25% of the earned shares would immediately vest, while the remaining earned shares would vest with respect to 25% of the earned shares on each of the first three anniversaries of the 2015 Performance Share Determination Date, subject to continuous employment of the named executive officer through each such date. Under the terms of the 2015 Program, the performance goals may not have been changed for a performance period once set except to reflect extraordinary events, and the compensation committee may not have used its discretion to increase the number of shares issuable to a participant for a performance period. Notwithstanding the foregoing, the compensation committee had the right to terminate, modify or suspend the 2015 Program and related Performance Shares at any time prior to the completion of the performance period.
The following table sets forth the target number of shares of our common stock underlying each Performance Share that was granted to the named executive officers:

Executive Officer	Performance Share Grant at Target
Jonathan Corr, President & Chief Executive Officer	13,944
Edgar Luce, EVP & Chief Financial Officer	5,849
Joseph Tyrrell, EVP of Corporate Strategy	5,162
Cathleen Schreiner Gates, EVP of Sales and Marketing	5,162
The number of shares of our common stock underlying the Performance Shares earned under the 2015 Program were issued in the first quarter of 2016 after the compensation committee determined the level of achievement of our performance goals (the “2015 Performance Share Determination Date”) following the filing of our annual report on Form 10-K for fiscal year ended December 31, 2015.
Below is the chart of the performance criteria and the potential number of common stock underlying the Performance Shares that could be earned and awarded as a percent of the target Performance Share amount.

	Performance Period Revenue Growth Rate
Number of Contracted SaaS Users		15%	21%	27%	33%	39%	45%
	140,000 to 149,999	50%	70%	90%	100%	125%	150%
	150,000 to 154,999	65%	80%	100%	125%	145%	175%
	155,000 to 159,999	80%	90%	125%	135%	160%	190%
	160,000 or greater	90%	100%	135%	150%	175%	200%

Notwithstanding the above, no shares of our common stock underlying the Performance Shares were to be earned if our EBITDASC as a percentage of revenue was less than 18% for the performance period. All achievement percentages greater than 50% were to be pro-rated between the numbers appearing on the above chart based on the Performance Period Revenue Growth Rate.
On February 25, 2016, the 2015 Performance Share Determination Date, the compensation committee determined that our level of achievement of the performance goals was at 200% with revenue growth rate of approximately 57% and contracted SaaS users as of the end of the fiscal year of greater than 166,000. Accordingly, our named executive officers were awarded and issued the number of shares of common stock set forth in the table below on March 28, 2016, with 25% of the shares immediately vested and the remaining shares vesting with respect to 25% of the shares on each of the first three anniversaries of the 2015 Performance Share Date, subject to continuous employment of the participant through such dates.

Executive Officer	Performance Share Grant at Target
Jonathan Corr, President & Chief Executive Officer	27,888
Edgar Luce, EVP & Chief Financial Officer	11,698
Joseph Tyrrell, EVP of Corporate Strategy	10,324
Cathleen Schreiner Gates, EVP of Sales and Marketing	10,324
The compensation committee approved a similar program for Performance Shares for 2016.
Equity Grants Related to the Transition of CEO to Executive Chairman and Promotion of President to CEO
At the end of 2014, our former CEO, Mr. Anderman, discussed with the Board the promotion of Mr. Corr to the role of CEO from president and the transition of Mr. Anderman to the role of executive chairman. Our Board determined that the continued services of Mr. Anderman as executive chairman would help facilitate the continued operation of the business. Based on discussions with Mr. Anderman, an amended and restated employment agreement was negotiated with him that provides for a five year role as our executive chairman. Pursuant to the terms of his amended and restated employment agreement, in January 2015, the Board approved granting Mr. Anderman the following equity awards:

•	An option to purchase 71,648 shares of our common stock, which had a grant date fair value of approximately $1.4 million.

◦	The stock option was granted with an exercise price equal to the closing market price for a share of our common stock on the grant date.

◦
The stock option vests as to 25% of the total number of shares of our common stock subject to the option on the first anniversary of the grant date, and as to an additional 1/48th of the total number of shares on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date.

•	A grant of 34,714 performance-based RSUs, which had a grant date fair value of approximately $1.4 million.

◦
The performance-based RSUs convert into a number of shares of our common stock based on the achievement of the Company’s corporate goals applicable to the executive cash bonus plan during 2015. Accordingly, due to the Company’s financial performance, measured in terms of revenue and EBITDASC as a percentage of revenue in 2015 exceeding $243 million and 23.9% respectively, the amounts required for executive cash bonuses to be paid at 200% of target, Mr. Anderman’s performance- based RSUs converted into 69,428 shares of common stock.

◦
25% of the shares of common stock vested on February 25, 2016, the date the compensation committee certified the Company’s achievement of the corporate goals for 2015, and the remaining shares will vest in three equal annual installments on the second, third and fourth anniversaries of the grant date.

In January 2015, based on an evaluation of market data and an arms-length negotiation, the compensation committee recommended to the Board, and the Board approved, entering into an employment agreement with Mr. Corr in connection with his promotion to chief executive officer, which provides that in 2015 he would receive equity awards equal to an initial fair value of $1.8 million, in the same manner as the rest of the executive team. The specific details of the equity grants to Mr. Corr are described above.
Perquisites
Except for negotiated relocations packages in connection with the hiring or promotion of new executive officers as well as the term life insurance policies discussed below, we generally do not provide our executive officers with any perquisites or personal benefits that are not provided to our employees generally.
Health and Welfare Benefits
We provide standard employee benefits to our full-time employees in the United States, including our named executive officers, which include health, disability, life insurance and a Section 401(k) plan as a means of attracting and retaining our employees. Additionally, the Company provides for a $1 million ($2 million for Mr. Anderman) term life insurance policy for each named executive officer. Premiums for the term life insurance policies are paid by the individual, but reimbursed by the Company and are intended to provide liquid funds to the executive officer’s estate and or spouse for the purposes of exercising stock options in the event of his or her untimely death. Under the tax rules, our named executive officers are subject to ordinary income with respect to reimbursement of the term life insurance premiums. We do not believe these additional benefits are a significant element of our compensation program.
Post-Employment Compensation Arrangements
We have entered into written employment or change in control severance agreements, as applicable, with each of our named executive officers. Each of these agreements was approved by the compensation committee or, in certain instances, by our Board. These agreements set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the named executive officer with the opportunity to receive certain postemployment payments and benefits in the event of a termination of employment under certain circumstances, including, but not limited to, following a change of control of the Company.
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are intended to keep executive officers working to achieve our goals despite a possible change of control and are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances that may or may not be linked to a change in control of the Company to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions in our agreements, the Committee has drawn a distinction between (i) terminations of employment by the Company for cause and voluntary terminations of employment without good reason and (ii) terminations of employment by the Company without cause or by the named executive officer with good reason. Severance benefits in the event of a termination by the Company without cause or by the named executive officer with good reason, including, but not limited to, following a change of control of the Company, have been deemed appropriate in light of the benefits to the Company described above, as well as the likelihood that the named executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or a decision by the named executive officer to end his relationship with us.
As noted above, our agreements contain post-employment compensation arrangements in the event of a change of control of the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. As such, we believe that these arrangements appropriately align the interests of management and stockholders when considering the long-term future for the Company.
All payments and benefits in the event of a change of control of the Company are payable only if there is a subsequent qualifying loss of employment by a named executive officer (commonly referred to as a “double-trigger” arrangement), except that the Performance Shares, as described below, earned based on actual performance vest in full upon the consummation of a change in control of the Company. In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change of control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
Historically, we have avoided the use of excise tax payments (or “gross-ups”) relating to a change of control of the Company and have no such obligations in place with respect to any of our named executive officers. Consistent with our historical practice, we intend to continue to refrain from providing excise tax payments relating to a change of control of the Company.
For additional information on the potential payments to the named executive officers, please see below the sections captioned “Employment Agreements and Offer Letters” and “Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination Following Change in Control.”
Stockholder Advisory Vote to Approve Executive Compensation
At our 2015 annual meeting of stockholders our stockholders approved, in a non-binding advisory vote, the compensation of our named executive officers with approximately 90% of the votes cast voting in favor.  This vote is commonly known as “say-on-pay.”  The compensation committee considered the results of the 2015 say-on-pay vote, and based upon the strong stockholder support, does not believe that our executive compensation program requires material changes. The compensation for each of the Company’s named executive officers for fiscal year 2015 reflects the continued improvements in each individual’s performance and the changes regarding Company’s financial and operating performance. The compensation committee will continue to consider the views of our stockholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. Consistent with the stated preference of a majority of our stockholders (with approval of over 95% of the shares represented in person or by proxy at the meeting and entitled to vote) at our 2012 Annual Meeting of Stockholders, the compensation committee determined that we will hold a “say-on-pay” vote every year, the next “say-on-pay” advisory vote will be held at the 2016 Annual Meeting.
Tax Considerations
The compensation committee considers the potential future effects of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation satisfies the condition of an exemption from the deduction limit, such as the exemption for “performance-based compensation”. In approving the amount and form of compensation for our named executive officers, the Board and compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m). However, the Board, or committee thereof, may, in its judgment, authorize compensation payments that do not comply with exemptions from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2015 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($)(4)	Total ($)

Sigmund Anderman,	2015	$410,000	$410,000	$1,400,016	$1,399,909	$410,000	$35,438	$4,065,363
Founder, Executive Chairman	2014	410,000	21,000	2,746,525	2,141,751	410,000	34,288	5,763,564
and former Chief Executive Officer	2013	410,000	30,504	980,000	494,255	410,000	34,138	2,358,897
Jonathan Corr,	2015	375,000	365,625	1,289,541	621,208	375,000	8,950	3,035,324
Chief Executive Officer	2014	310,000	11,000	648,180	333,845	310,000	8,220	1,621,245
	2013	310,000	33,356	490,000	247,128	310,000	8,070	1,398,554
Edgar Luce,	2015	280,000	168,000	540,916	260,574	168,000	11,150	1,428,640
Executive Vice President and	2014	280,000	1,000	498,600	256,804	168,000	10,000	1,214,404
Chief Financial Officer	2013	280,000	2,822	343,000	172,989	168,000	9,850	976,661
Peter Hirsch (5)	2015	165,000	131,250	600,056	599,868	81,250	7,220	1,584,644
Executive Vice President,	2014	—	—	—	—	—	—	—
Technology & Operations	2013	—	—	—	—	—	—	—
Cathleen Schreiner Gates (5)	2015	272,083	220,000	552,171	266,622	220,000	10,515	1,541,391
Executive Vice President,	2014	—	—	—	—	—	—	—
Sales & Marketing	2013	—	—	—	—	—	—	—
Joseph Tyrrell (5)	2015	272,500	220,000	552,171	266,622	220,000	27,131	1,558,424
Executive Vice President,	2014	—	—	—	—	—	—	—
Corporate Strategy	2013	—	—	—	—	—	—	—
____________________

(1)
Our management bonus program for 2015 provided for payments of up to a maximum of 200% of our named executive officers’ target bonus amounts based upon performance. Amounts reported in the bonus column represent the amount of each bonus paid to our named executive officers that was discretionarily awarded above target under the management bonus program and, as discussed above, took into account achievement against certain individual performance goals. In the case of Mr. Hirsch, amount has been pro-rated to one-half of bonus amount due to his employment beginning in June 2015 and includes a $50,000 signing bonus paid under the terms of his offer letter.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

•
For the Performance Shares awarded under the 2015 Program as well as performance-based RSUs granted to Mr. Anderman, the amount reported represents the grant date fair value of the Performance Shares and performance-based RSUs at 100% achievement of performance conditions.

•
The table below sets forth the grant date fair value determined in accordance with ASC Topic 718 principles established each year for the performance-related component of these awards based upon the probable outcome and the maximum possible outcome of the performance-related component as of the grant date. See

“Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a more complete description of the Performance Shares and performance-based RSUs. Mr. Hirsch did not receive Performance Shares in 2015.

Name	Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Sigmund Anderman	2015	$1,400,016	$2,800,031
Jonathan Corr	2015	644,771	1,289,541
Edgar Luce	2015	270,458	540,916
Cathleen Schreiner Gates	2015	285,459	570,917
Joseph Tyrrell	2015	285,459	570,917

(3)
Represents amounts paid under our management bonus program at 100% of our named executive officer’s target bonus. In the case of Mr. Hirsch, amount has been pro-rated to one-half of bonus amount due to his employment beginning in June 2015.

(4)
Represents: (i) $7,950 in 401(k) matching contributions made to each of Messrs. Anderman, Corr, Luce, Tyrrell and Ms. Schreiner Gates and $3,938 in 401(k) matching contributions made to Mr. Hirsch, (ii) $26,488, $2,200, $1,565 and $2,783 for Messrs. Anderman, Luce, Ms. Schreiner Gates and Mr. Hirsch, respectively, for the purchase of term life insurance, (iii) $18,181 in relocation expense reimbursement to Mr. Tyrrell, and (iv) $1,000 in company-wide holiday bonus made to each of Messrs. Anderman, Corr, Luce, Tyrrell and Ms. Schreiner Gates and $500 in a pro-rated holiday bonus to Mr. Hirsch.

(5)
No compensation disclosure is included for fiscal year 2013 or 2014 for Mr. Hirsch because he commenced employment with the Company on June 29, 2015, nor for Ms. Gates and Mr. Tyrrell because each became a named executive officer on March 23, 2015.

Grants of Plan-Based Awards in 2015 Table
The following table provides information regarding equity-grant awards and plan-based cash bonus awards to each of our named executive officers during the fiscal year ended December 31, 2015.

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive(1) Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Target	Maximum
Sigmund Anderman	Option Award	1/5/2015	$—	—	—	71,648	$40.33	$1,399,909
	Performance-based RSU	1/5/2015	—	34,714	69,428 (5)	—	—	1,400,016
	Bonus		410,000	—	—	—	—	—

Jonathan Corr	Option Award	2/11/2015	—	—	—	28,279	46.24	621,208
	RSU	2/11/2015	—	—	—	13,944	—	644,771
	Performance Share Program	2/11/2015	—	13,944	27,888	—	—	644,771
	Bonus		375,000	—	—	—	—	—

Edgar Luce	Option Award	2/11/2015	—	—	—	11,862	46.24	260,574
	RSU	2/11/2015	—	—	—	5,849	—	270,458
	Performance Share Program	2/11/2015	—	5,849	11,698	—	—	270,458
	Bonus		168,000	—	—	—	—	—

Peter Hirsch	Option Award	7/15/2015	—	—	—	17,444	72.06	599,868
	RSU	8/17/2015	—	—	—	7,269	—	600,056
	Bonus		81,250	—	—	—	—	—

Cathleen Schreiner Gates	Option Award	3/23/2015	—	—	—	10,195	55.30	266,622
	RSU	3/23/2015	—	—	—	4,823	—	266,712
	Performance Share Program	3/23/2015	—	5,162	10,324	—	—	285,459
	Bonus		220,000	—	—	—	—	—

Joseph Tyrrell	Option Award	3/23/2015	—	—	—	10,195	55.30	266,622
	RSU	3/23/2015	—	—	—	4,823	—	266,712
	Performance Share Program	3/23/2015	—	5,162	10,324	—	—	285,459
	Bonus		220,000	—	—	—	—	—
____________________

(1)
Represents the target management bonus amounts for 2015 for Messrs. Anderman, Corr, Luce, Hirsch, Tyrrell and Ms. Schreiner Gates pursuant to their respective 2015 executive compensation plans. In the case of Mr. Hirsch, amount has been pro-rated to one-half of bonus amount due to his employment beginning in June 2015. Actual amounts paid to our named executive officers are set forth in the section titled “2015 Summary Compensation Table.” There is no minimum or maximum threshold for management bonuses.

(2)
The stock award table above reports the Performance Shares or, in the case of Mr. Anderman, performance-based RSUs, granted to our named executive officers for fiscal 2015. Under the Program the number of shares of common stock that may be granted and issuable pursuant to the Performance Shares will range from zero to the maximum amounts disclosed based on the Company’s achievement of certain financial and operational goals during the period from January 1, 2015 to December 31, 2015 related to both year-over-year revenue growth and growth in the number of contracted SaaS users of Encompass during the period.

(3)	The vesting of each stock award and option granted in 2015 is set forth in the Outstanding Equity Awards at 2015 Fiscal Year-End Table below.

(4)
Amounts represent the grant date fair value of stock options and stock awards granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)
Mr. Anderman was awarded stock options and performance-based RSUs on January 5, 2015. The number of shares of common stock issuable upon vesting of the performance-based RSUs is calculated by multiplying the percentage of achievement the Board or compensation committee certifies for the fiscal year 2015 performance goals applicable to the company-wide short term incentive program related to year-over-year revenue growth and maintaining certain profit margins times the number of RSUs vesting on such date.

Outstanding Equity Awards at 2015 Fiscal Year-End Table
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers on December 31, 2015, the last day of our fiscal year.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unex- ercised Options (#) Exer- cisable	Number of Securities Underlying Unex- ercised Options (#) Unex- ercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Sigmund Anderman	8/26/2010	230	—	8.85	8/26/2020
	9/16/2010	2,605	—	8.85	9/16/2020
	8/17/2011	38,001	—	5.02	8/17/2021
	2/4/2013	35,416	14,584	19.60	2/4/2023
	2/5/2014	22,916	27,084	24.93	2/5/2024
	12/31/2014	19,162	57,486	40.32	12/31/2024
	1/05/2015	—	71,648	40.33	1/05/2025
	2/5/2014					18,750	1,129,313
	8/14/2012					55,000	3,312,650
	2/4/2013					27,500	1,656,325

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unex- ercised Options (#) Exer- cisable	Number of Securities Underlying Unex- ercised Options (#) Unex- ercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	2/5/2014					35,625	2,145,694
	12/31/2014							74,406	4,481,473
	1/05/2015							69,428	4,181,648

Jonathan Corr	2/4/2013	17,708	7,292	19.60	2/4/2023
	2/5/2014	11,916	14,084	24.93	2/5/2024
	2/11/2015	—	28,279	46.24	2/11/2025
	2/5/2014					9,750	587,243
	2/11/2015					13,944	839,847
	8/9/2012					28,000	1,686,440
	2/4/2013					13,750	828,163
	2/5/2014					18,525	1,115,761
	2/11/2015							27,888	1,679,694

Edgar Luce	8/26/2010	1,110	—	8.85	8/26/2020
	8/17/2011	43,469	—	5.02	8/17/2021
	2/4/2013	12,395	5,105	19.60	2/4/2023
	2/5/2014	9,166	10,834	24.93	2/5/2024
	2/11/2015	—	11,862	46.24	2/11/2025
	2/5/2014					7,500	451,725
	2/11/2015					5,849	352,285
	8/9/2012					22,000	1,325,060
	2/4/2013					9,625	579,714
	2/5/2014					14,250	858,278
	2/11/2015							11,698	704,571

Peter Hirsch	7/15/2015	—	17,444	72.06	7/15/2025
	8/17/2015					7,269	437,812

Cathleen Schreiner Gates
	2/27/2012	30,629	2,084	8.90	2/27/2022
	5/3/2013	2,146	4,056	24.39	5/3/2023
	5/6/2014	3,784	5,776	25.30	5/6/2024
	3/23/2015	—	10,195	55.30	3/23/2025
	5/3/2013					2,820	169,849
	5/6/2014					3,706	223,212

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unex- ercised Options (#) Exer- cisable	Number of Securities Underlying Unex- ercised Options (#) Unex- ercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
	3/23/2015					4,823	290,489
	3/23/2015							10,324	621,815

Joseph Tyrrell
	2/19/2013	2,916	5,834	21.81	2/19/2023
	5/3/2013	1,214	2,950	24.39	5/3/2023
	5/6/2014	2,230	9,242	25.30	5/6/2024
	3/23/3015	—	10,195	55.30	3/23/2025
	5/3/2013					2,051	123,532
	5/6/2014					5,930	357,164
	3/23/2015					4,823	290,489
	3/23/2015							10,324	621,815
____________________

(1)
These stock options were granted with a standard four year vest schedule; 25% of the total number of shares will be vested on the one year anniversary of the grant date, and an additional 1/48th of the total number of shares shall be vested on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date.

(2)
This column represents the 2012 Performance Shares, 2013 Performance Shares, and 2014 Performance Shares. With respect to each of the 2012, 2013 and 2014 Performance Shares, the named executive officers satisfied the performance criteria for the applicable 12-month period, with 25% of the shares immediately vested upon award, and the remaining 75% vesting with respect to 25% of the shares on each of the first three anniversaries of the Determination Date, subject to continuous employment of the participant through such dates.

(3)
This column represents the 2015 Performance Shares and performance-based RSUs granted to Mr. Anderman based on actual performance. The named executive officers satisfied the performance criteria for calendar year 2015 at the 200% level with 25% of the shares immediately vested on March 28, 2016 and the remaining 75% vesting in equal installments on each of the first three anniversaries of the Determination Date, February 25, 2016, subject to continuous employment of the participant through such date. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” in this Proxy Statement for a more complete description of these Performance Shares and the Program. Mr. Anderman’s performance-based RSUs entitle Mr. Anderman to shares of common stock equal to 200% of the number of performance-based RSUs, with 25% immediately vested on February 25, 2015 and the remaining 75% vesting in equal installments on each of December 31, 2016, December 31, 2017 and December 31, 2018.

(4)	The dollar amounts shown are determined by multiplying the number of unvested or unearned shares or units by $60.23 (the closing price of our common stock on the last trading day of fiscal 2015).

Option Exercises and Stock Vested in 2015 Table
The following table presents certain information regarding the vesting of stock awards previously granted and stock options exercised by our named executive officers during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sigmund Anderman	$—	$—	86,875	$6,140,544
Jonathan Corr	101,415 (2)	5,753,142 (2)	44,300	3,130,174
Edgar Luce	65,417	3,619,597	34,061	2,417,751
Cathleen Schreiner Gates	9,509 (3)	376,701	2,966	182,623
Joseph Tyrrell	51,969 (4)	2,511,531	3,001	186,422
____________________

(1)	Amounts reported represent the difference between the exercise price of the option and the closing trading price of our common stock on the date of exercise.

(2)
On August 25, 2015 and December 21, 2015, Jonathan Corr exercised 15,448 and 3,558 ISO shares, respectively. The value realized on exercise represented in this table for such shares is based on the difference between the closing fair market value of our common stock on the respective exercise date and the option exercise price paid, even though Mr. Corr had not sold the underlying shares as of December 31, 2015.

(3)
On or around the 3rd of every month, Cathleen Schreiner Gates exercised 225 ISO shares. The value realized on exercise represented in this table for such shares is based on the difference between the closing fair market value of our common stock on exercise date and the option exercise price paid even though Ms. Schreiner Gates had not sold the underlying shares as of December 31, 2015.

(4)
On December 17, 2015, Joseph Tyrrell exercised 8,600 ISO shares. The value realized on exercise represented in the table for such shares is based on the difference between the closing fair market value of our common stock on the respective exercise date and the option exercise price paid, even though Mr. Tyrrell has not sold the underlying shares as of December 31, 2015.

Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Employment Agreements and Offer Letters
Mr. Anderman
On January 5, 2015, we entered into an amended and restated employment agreement with Mr. Anderman, which replaces in its entirety his previous employment agreement dated March 27, 2012, and sets forth the terms and conditions of his employment as our Executive Chairman of the Board. The agreement provides that Mr. Anderman will serve as the Executive Chairman of the Board for a term commencing February 1, 2015 and ending December 31, 2019. Under the agreement, Mr. Anderman received an annual base salary of $410,000 for 2015 that is automatically reduced each year by approximately 10% until it reaches $246,000 in 2019. In addition, Mr. Anderman is entitled to a target bonus equal to 100% of his base salary, which will be entirely based upon the corporate goals established for the senior executive bonus program. The agreement also provides that Mr. Anderman was to be granted an option to purchase shares of our common stock plus a performance-vesting RSU award, each having a grant date fair value of approximately $1,400,000, which were granted on January 5, 2015, that he was to be granted options to purchase shares of our common stock plus performance-vesting RSU awards, each having a grant date fair value of approximately $400,000, which were granted on February 10, 2016, and that he will be granted options and RSU awards each having grant date values of $300,000, $200,000 and $160,000 in 2017, 2018 and 2019, respectively. Each of the options will have a four-year, employment-based vesting schedule, and the shares of our common stock subject to the RSU awards will be earned based upon the achievement of the corporate goals established for the senior executive bonus program. The number of shares of our common stock issuable under the RSU awards will increase or decrease based on overachievement or underachievement, respectively, of the corporate goals established for the senior executive bonus program.
Under the agreement, Mr. Anderman is also entitled to participate in the same benefit plans as the other senior executive officers of the Company, and the Company will continue to maintain a $2 million life insurance policy for his benefit as well as continue to provide premium payments for any other life insurance policies maintained by the Company for his benefit. In addition, the Company will reimburse Mr. Anderman for reasonable travel, entertainment and other expenses incurred by him in furtherance of his duties to the Company.
Mr. Anderman is also entitled to a severance payment equal to the lesser of either 36 months of his base salary plus target bonus, at the rate in effect immediately prior to his termination of employment, or the aggregate amount of base salary and target bonuses he would have been eligible through the termination date of his employment agreement, December 31, 2019 (the “Termination Date”), had he continued to be employed through the Termination Date, plus continued payments for health coverage under COBRA for no more than the lesser of 36 months or the period until the Termination Date, if his employment is terminated without cause or he experiences a constructive termination of employment, as those terms are defined in his employment agreement. Mr. Anderman’s severance is conditioned upon (i) him providing us a general release of claims within 60 days of such termination and (ii) his compliance with his confidentiality and non-solicitation obligations to the Company. Any breach of such obligations may result in the recovery by us of any severance payments made to Mr. Anderman.
In addition, if Mr. Anderman’s employment is terminated without cause or he experiences a constructive termination of employment, the vesting of each equity award held by him will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.  If Mr. Anderman dies, becomes permanently disabled or continues to serve as Executive Chairman through the Termination Date, then the vesting of each stock option and other equity award will fully accelerate and each stock option will remain exercisable for its full term.
Mr. Corr
On January 5, 2015, we also entered into an employment agreement with Mr. Corr that sets forth the terms and conditions of his employment as our President and Chief Executive Officer. The employment agreement provides for Mr. Corr to be paid an initial base salary of $375,000 in 2015 and to be granted equity awards having a grant date fair value of $1,800,000 during 2015, which were granted in February 2015. The employment agreement also provides for Mr. Corr to be eligible for a target bonus equal to 100% of his base salary and to participate in the same benefit plans as the other senior executive officers of the Company. In addition, the Company will reimburse Mr. Corr for reasonable travel, entertainment and other expenses incurred by Mr. Corr in furtherance of his duties to the Company, and the Company will continue to maintain a $1 million life insurance policy for his benefit as well as continue to provide premium payments for any other life insurance policies maintained by the Company for his benefit.
Under his employment agreement, if Mr. Corr’s employment is terminated without cause or he experiences a constructive termination of employment, as those terms are defined in the employment agreement, and he provides us a general release of claims within 60 days following such termination of employment, we must provide a severance payment equal 24 months of his base salary at the rate in effect immediately prior to his termination of employment, plus continued payments for health coverage under COBRA for no more than 24 months, plus, if the termination occurs on or prior to the second anniversary of a change in control of the Company, then the vesting of each equity award held by him will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term. Mr. Corr’s right to severance payments is conditioned upon his compliance with his confidentiality and non-solicitation obligations to the

Company and any breach of such obligations may result in the recovery by us of any severance payments made to Mr. Corr. If Mr. Corr dies or becomes permanently disabled, then the vesting of each stock option and other equity award will fully accelerate.
Mr. Tyrrell and Ms. Gates
In March 2015, we entered into promotion letters with Mr. Tyrrell and Ms. Schreiner Gates in connection with their promotions to Executive Vice President of Corporate Strategy and Executive Vice President of Sales and Marketing, respectively, which provide that Mr. Tyrrell and Ms. Schreiner Gates will each receive an initial annual salary of $275,000, will be eligible to receive a cash bonus with a target of 80% of their base salaries, and will receive initial equity awards with a grant date fair value of $800,000, divided equally into stock options, RSU awards and Performance Shares under the 2015 Program.
Mr. Hirsch
In June 2015, we entered into an offer letter with Mr. Hirsch in connection with the commencement of his employment with the Company as Executive Vice President of Technology and Operations, which provides that he will receive an initial annual salary of $325,000 and a one-time signing bonus of $50,000, will be eligible to receive a cash bonus with a target of 50% of his base salary, and will receive initial equity awards with a grant date fair value of $1,200,000, divided equally between stock options and RSU awards.
Mr. Luce
We have also entered into an offer letter with Mr. Luce in connection with his commencement of employment with us. This offer letter includes Mr. Luce’s initial base salary, stock option grant and bonus arrangement for the fiscal year in which he commenced employment. We no longer have any executory obligations under this agreement.
Change-in-Control Severance Agreements
In October 2014, we entered into change in control severance agreements with Messrs. Corr and Luce, which replaced change in control severance agreements entered into with these executive officers in September 2010. Mr. Corr’s January 2015 employment agreement replaces and supersedes the change in control severance agreement entered into with him. In March 2015, we entered into change in control severance agreements with Mr. Tyrrell and Ms. Schreiner Gates and in June 2015, we entered into a change in control severance agreement with Mr. Hirsch. Under the terms of the change in control severance agreements, the executive officer will be entitled to receive severance payments and benefits and accelerated vesting if his or her employment is terminated other than for cause or as the result of a constructive termination within 60 days prior to or 12 months following a change in control of the Company, in each case, within the meaning of the change in control severance agreements, and such executive officer provides us a general release of claims within 60 days following such termination. The severance benefits consist of a lump sum cash payment equal to 12 months’ base salary, as well as continued payment of group health continuation coverage premiums for the executive officer and his or her eligible dependents under COBRA beginning on the date of termination and ending on the earlier of (i) 12 months after the date when the employment termination is effective and (ii) the date upon which the executive officer or his or her eligible dependents become eligible for coverage under another plan. In addition, the vesting of each equity award held by the executive officer will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term. The initial term of change in control severance agreements is three years, and thereafter the agreements automatically renew for successive one year terms unless the Company provides written notice of non-renewal to the executive officer at least 180 days prior to the expiration of the then-current term.
Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination of Employment Following Change in Control
Potential Payments Upon a Change in Control
The following table shows the amount each of our named executive officers would receive upon a change in control, assuming such change in control occurred on December 31, 2015. The amounts below reflect potential payments pursuant to stock options and Performance Shares granted under our Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”), our 2009 Stock Option and Incentive Plan (the “2009 Plan”) and our 2011 Plan upon a change in control of the Company in which our outstanding options are not assumed or substituted. In addition, in the event of a change in control of the Company that occurs during a Performance Share performance period, the performance period will be shortened to the last business day of the last completed fiscal quarter preceding the date of the change in control and each named executive officer employed by the Company immediately prior to such change in control is entitled to a payment based on the shortened performance period.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted ($)(1)	Value of Accelerated Stock Awards if Not Assumed or Substituted ($) (2)

Sigmund Anderman	$4,118,955	$16,907,103
Jonathan Corr	1,189,062	6,737,148
Edgar Luce	755,806	4,271,633
Peter Hirsch	—	437,812
Cathleen Schreiner Gates	504,356	1,305,365
Joseph Tyrrell	702,955	1,393,000
____________________

(1)
The amounts reported were calculated based on the aggregate amount by which the fair value of our common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2015, using $60.23 per share, the closing market price of our common stock as of that date.

(2)
Includes RSUs, Performance Shares and performance-based RSUs, using $60.23 per share, the closing market price of our common stock as of that date. For the 2015 Performance Shares, vesting is assumed to be accelerated based on the actual performance through the last business day immediately prior to a change in control of the Company, which would be December 31, 2015 assuming the change in control occurred on December 31, 2015. For these purposes, the 2015 Performance Shares and the performance-based RSUs are calculated at the 200% achievement level. In addition, the 2012 Performance Shares are calculated at the 400% achievement level, the 2013 Performance Shares are calculated at the 110% achievement level, the 2014 Performance Shares are calculated at the 190% achievement level, the actual achievement levels from prior years. The amounts calculated are based on the aggregate number of shares of our common stock that would vest multiplied by $60.23 per share, the closing market price of our common stock as of December 31, 2015.

Potential Payments Upon Termination Apart From a Change in Control
The following table sets forth the estimated payments and benefits that would have accrued to either Mr. Anderman or Mr. Corr pursuant to their employment agreements if their employment had been involuntarily terminated by us without cause or they had experienced a constructive termination on December 31, 2015, in the event such termination occurred prior to, or more than 24 months following, a change in control of the Company, pursuant to their employment agreements. Additional payments to Mr. Corr pursuant to his employment agreement for certain terminations of employment within 24 months after a change in control of the Company are addressed below under the section titled “Potential Payments upon Termination Following a Change in Control.” No other named executive officer was eligible for payments or benefits in the event of termination of employment during 2015. Under the Performance Share Program, in the case of a named executive officer’s termination of employment by the Company for other than cause, by reason of death or disability or by such named executive officer for good reason (each as defined in the Program) after the Determination Date for a performance period but prior to settlement, the Performance Shares earned by the named executive officer which have not yet been settled will be issued to such named executive officer on the 30th day following the termination of employment. Since the Determination Date of the Performance Shares had not yet occurred as of December 31, 2015, no amount would be payable.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Health Care Coverage Premiums ($)(2)	Total ($)
Sigmund Anderman	$1,968,000 (3)	$21,026,058	$57,426	$23,051,484
Jonathan Corr	820,000	—	54,150	874,150
____________________

(1)
Includes stock options, RSUs, Performance Shares and performance-based RSUs. The amounts reported were calculated based on (i) with respect to the stock options, the aggregate amount by which the fair value of our common stock subject to the unvested stock options exceeded the aggregate exercise price of the stock options, and (ii) with respect to RSUs, Performance Shares and performance-based RSUs, the aggregate fair market value of our common stock subject to the unvested portion of such equity awards, in each case as of December 31, 2015, using $60.23 per share, the closing market price of our common stock on that date. For these purposes, the 2015 Performance Shares and performance-based RSUs are calculated at the 200% achievement level. In addition, the 2012 Performance Shares are calculated at the 400% achievement level, the 2013 Performance Shares are calculated at the 110% achievement level, the 2014 Performance Shares are calculated at the 190% achievement level, the actual achievement levels from prior years. The amounts calculated are based on the aggregate number of shares of our common stock that would vest multiplied by $60.23 per share, the closing market price of our common stock as of December 31, 2015.

(2)
If Mr. Anderman or Mr. Corr elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for him and any dependents for up to a maximum of 36 or 24 months, respectively.  If Mr. Anderman or Mr. Corr and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.

(3)	Includes the value of target bonuses Mr. Anderman would otherwise be eligible for 36 months following termination.
Potential Payments Upon Termination Following a Change in Control
The following table sets forth the estimated payments and benefits that would have accrued to Mr. Anderman and Mr. Corr pursuant to their employment agreements and our other named executive officers pursuant to change in control severance agreements, each as described above under “—Offer Letters and Employment Agreements,” if their employment had been terminated by us other than for cause or as a result of a constructive termination of employment within 24 months following a change in control of the Company consummating on December 31, 2015 for Mr. Corr and within 60 days prior to or 12 months following a change in control consummating on December 31, 2015 for the other named executive officers.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Sigmund Anderman (2)	$1,968,000 (4)	$13,911,389	$57,426	$15,936,815
Jonathan Corr (2)	820,000	2,616,152	54,150	3,490,302
Edgar Luce (3)	315,000	1,559,816	19,142	1,893,958
Peter Hirsch (3)	325,000	437,812	27,075	789,887
Cathleen Schreiner Gates (3)	320,000	1,187,906	27,075	1,534,981
Joseph Tyrrell (3)	320,000	1,474,140	27,075	1,821,215
____________________

(1)
The amounts reported were calculated based on (i) with respect to the stock options, the aggregate amount by which the fair market value of our common stock subject to the unvested stock options exceeded the aggregate exercise price of the stock options, and (ii) with respect to RSUs and performance-based RSUs, the aggregate fair market value of our common stock subject to the unvested portion of such restrict stock unit awards, in each case as of December 31, 2015, using $60.23 per share, the closing market price of our common stock as of that date. The performance-based RSUs are calculated at the 200% achievement level. This value does not include the Performance Shares which accelerate automatically upon a change in control of the Company, for the value of the Performance Shares, please see the table above under “—Potential Payments Upon a Change in Control.”

(2)
If Mr. Anderman or Corr elect to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for himself and any dependents for 36 and 24 months, respectively. If Mr. Anderman or Corr and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.

(3)
If Messrs. Luce, Hirsch, Tyrrell and Ms. Schreiner Gates elect to receive COBRA pursuant to provisions of their change of control severance agreements, each will be eligible for reimbursement or direct payment of COBRA premiums for himself or herself and dependents, for up to a maximum of 12 months. The value of continued healthcare is based on benefit premiums for 2016.

(4)	Includes the value of target bonuses Mr. Anderman would otherwise be eligible for 36 months following termination.
Proprietary Information and Inventions Agreements
Each of our named executive officers has entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and RSUs granted to our employees and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (3) (c)
Equity Compensation Plans Approved by Stockholders	3,772,300 (4)	$24.40	4,091,875 (5)
Equity Compensation Plans not Approved by Stockholders	—	—	—
Total	3,772,300	$24.40	4,091,875
____________________

(1)	The weighted average exercise price does not take into account shares issuable upon vesting of outstanding stock awards which have no exercise price.

(2)
The 2011 Plan incorporates an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2011 Plan shall be increased on the first day of each year beginning in 2012 and ending in 2021, equal to the least of (A) 1,666,666 shares and (B) five percent (5%) of the shares of our common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of common stock as determined by the Board; provided, however, no more than 23,333,333 shares of common stock may be issued upon the exercise of incentive stock options.

(3)
The 2011 ESPP Plan incorporates an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2011 ESPP shall be increased on the first day of each year, equal to the least of (i) five million (5,000,000) shares of Stock, (ii) one percent (1%) of the shares of Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares of Stock as determined by the Board, which may be either authorized but unissued Stock or reacquired Stock, including shares of Stock purchased on the open market.

(4)
Includes (i) 2,515,329 shares issuable upon the exercise of outstanding stock options under the 2011 Plan, (ii) 748,688 shares issuable pursuant to RSUs under the 2011 Plan, and (iii) 508,283 shares issuable pursuant to Performance Shares under the 2011 Plan.

(5)	Represents the total stock awards available for grant under the 2011 Plan and the total shares remaining under the Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Carl Buccellato, Chairman
A. Barr Dolan
Craig Davis

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of the Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://www.elliemae.com/about/investor-relations/corporate-governance/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2015.
The audit committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding “Communications with Audit Committees.” In addition, the audit committee discussed with Grant Thornton LLP their independence, and received from Grant Thornton LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.
Based on these reviews and discussions, the audit committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee
Robert J. Levin, Chairman
Karen Blasing
Marina Levinson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
We entered into change of control agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Compensation Discussion and Analysis—Termination-Based Compensation.”
We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.
Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of last year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
The Board has adopted a written policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. The audit committee is responsible for reviewing and either approving or rejecting such proposed transactions, agreements or relationships and, in doing so, will consider the relevant facts and circumstances available and deemed relevant to them, including, but not limited to, the risks, costs and benefits to us, the terms of the agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. No director may participate in the approval of a related party transaction for which he or she is a related party. We adopted a written Code of Business Conduct and Ethics which requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to their supervisor or our general counsel, as appropriate.
A copy of the Code of Business Conduct and Ethics is available to security holders on the Company’s website at http://www.elliemae.com/about/investor-relations/corporate-governance/.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2016 Annual Meeting. If any other matters are properly brought before the 2016 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ANNUAL REPORTS
The 2015 Annual Report to Stockholders, including our 2015 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that request to receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2015 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2015 Annual Report to Stockholders may also be directed to the Secretary at Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588.
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Ellie Mae stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Secretary, Ellie Mae, Inc., 4420 Rosewood Drive, Suite 500, Pleasanton, California 94588.

By Order of the Board of Directors

Brian Brown
Senior Vice President, General Counsel and Secretary
April 7, 2016

Appendix A – Executive Incentive Plan

ELLIE MAE, INC.
EXECUTIVE INCENTIVE PLAN
PURPOSE

The purpose of the Ellie Mae, Inc. Executive Incentive Plan (the “Plan”) is to motivate and reward eligible employees of Ellie Mae, Inc. (the “Company”) for their service by providing incentive compensation in the form of cash bonuses and equity compensation. It is the intent that the incentives provided for in the Plan to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations promulgated thereunder (“Section 162(m)”). However, the Company cannot guarantee that awards under the Plan will qualify for exemption under Section 162(m) and circumstances may present themselves under which Cash Awards or Equity Awards under the Plan do not comply with Section 162(m) whether intended or not. The adoption of the Plan as to current and future covered employees (determined under Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s stockholders. The Plan is divided into two articles, Article I, which addresses the cash component of the Plan (the “Cash Plan”) and Article II, which addresses the equity component of the Plan (the “Equity Plan”). The Plan is effective March 14, 2016, subject to adoption by the Company’s stockholders as set forth above (the “Effective Date”).
ARTICLE I
CASH BONUS PLAN

1.Definitions. As used herein, the following definitions will apply to the Cash Plan:

(a)“Board” means the Board of Directors of the Company, as constituted from time to time.

(b)“Cash Award” means the amount of a cash incentive payable under the Cash Plan to a Participant with respect to a Performance Period.

(c)“Committee” means the Compensation Committee of the Board (the “Compensation Committee”) or another Committee designated by the Board that, to the extent required to qualify any Cash Award paid hereunder as “performance-based” compensation within the meaning of Section 162(m), is comprised of two or more “outside directors” as defined in Section 162(m). The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date, the Plan shall be administered by the Compensation Committee.

(d)“Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e)“Performance Criteria” means the criteria (and adjustments) that the Committee selects for a Cash Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(i)The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (1) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) stock compensation expense), (2) gross or net sales or revenue, (3) net income (either before or after taxes), (4) operating earnings or profit, (5) cash flow (including, but not limited to, operating cash flow and free cash flow), (6) return on assets, (7) return on capital, (8) return on stockholders’ equity, (9) return on sales, (10) gross or net profit or operating margin, (11) costs, (12) funds from operations, (13) expenses, (14) working capital, (15) earnings per share, (16) price per share of Common Stock, (17) implementation or completion of critical projects, (18) market share and (19) the number of users of the Company’s products and services, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii)The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other nonoperating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the disposal of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (9) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; or (14) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Cash Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m).

(f)“Performance Goal” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable. Cash Awards issued to Participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors).

(g)“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Cash Award. The maximum Performance Period shall be sixty (60) months. The Committee may establish different Performance Periods for different Participants.

2.Administration. The Cash Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Cash Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Cash Awards payable under the Plan, and the payment of Cash Awards. The Committee shall also have the discretionary authority to establish rules under the Cash Plan so long as such rules do not explicitly conflict with the terms of the Cash Plan and any such rules shall constitute part of the Cash Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Cash Awards issued to Participants who are not current or future covered employees or executive officers (each, as defined in Section 1 of the Cash Plan).

3.Eligibility. Officers and key employees of the Company shall be eligible to participate in the Cash Plan as determined at the sole discretion of the Committee.

4.Amount of Cash Awards.

(a)With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods. With respect to Participants who are or may become subject to Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals and the targets shall occur in compliance with and to the extent required by the rules of Section 162(m).
(b)The maximum amount of any Cash Awards that can be paid under the Cash Plan to any Participant during any Performance Period is $10,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of a Cash Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Cash Awards issued to Participants who are not subject to the limitations of Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of a Cash Award otherwise payable to a Participant with respect to any Performance Period.

5.Payment of Cash Awards.

(a)Unless otherwise determined by the Committee, a Participant must be actively employed (or on a qualified leave of absence) and in good standing with the Company on the date the Cash Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b)Any distribution made under the Cash Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Cash Award but may occur prior to the end of the Performance Period with respect to Cash Awards issued to Participants who are not subject to the limitations of Section 162(m); provided, that no Cash Award shall become payable to a Participant who is subject to the limitations of Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Cash Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A and the regulations and interpretations promulgated thereunder (“Section 409A”), if the Committee waives the requirement that a Participant must be employed on the date the Cash Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

6.General.

(a)Right to Deduct. The Company shall have the right to deduct from all Cash Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Cash Award.

(b)No Continued Employment. Nothing in the Cash Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Cash Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Cash Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Cash Awards due under the Cash Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d)Nontransferability. A person’s rights and interests under the Cash Plan, including any Cash Award previously made to such person or any amounts payable under the Cash Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Cash Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)Successor. All obligations of the Company under the Cash Plan, with respect to Cash Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f)Indemnification. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Cash Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Cash Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g)Expenses. The expenses of administering the Cash Plan shall be borne by the Company.

(h)Titles and Headings. The titles and headings of the Sections in the Cash Plan are for convenience of reference only, and in the event of any conflict, the text of the Cash Plan, rather than such titles or headings, shall control.

(i)Intent. The intention of the Company and the Committee is to administer the Cash Plan in compliance with Section 162(m) so that the Cash Awards paid under the Cash Plan to Participants who are or may become subject to Section 162(m) will be treated as performance-based compensation under Section 162(m)(4)(C). If any provision of the Cash Plan does not comply with the requirements of Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Cash Plan may be operated without regard to the constraints of Section 162(m).

(j)Validity. The validity, construction, and effect of the Cash Plan, any rules and regulations relating to the Cash Plan, and any Cash Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No Cash Award made under the Cash Plan shall be intended to be deferred compensation under Section 409A and will be interpreted accordingly.

(k)Amendments and Termination. The Committee may terminate the Cash Plan at any time, provided such termination shall not affect the payment of any Cash Awards accrued under the Cash Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Cash Plan in whole or in part, provided however, that any amendment of the Cash Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Section 162(m), or any other applicable laws, regulations or rules.

7.Stockholder Approval and Term. The Cash Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the Effective Date. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Cash Plan will become effective upon its adoption by the Board. It will continue in effect for a term of five (5) years from the date approved by the Company’s stockholders, unless terminated earlier under Section 6(i) of the Cash Plan.

ARTICLE II
EQUITY PLAN

The Equity Plan permits the grant of Options, Performance Units and Performance Shares.
1.Definitions. As used herein, the following definitions will apply to the Equity Plan and any term not specifically defined herein shall have the meaning ascribed to it in the 2011 Plan:

(a)“2011 Plan” means the Company’s 2011 Equity Incentive Equity Award Plan, as amended from time to time.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal, state and foreign securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Equity Awards are, or will be, granted under the Equity Plan.

(c)“Equity Award” means Options, Performance Units or Performance Shares, which may be awarded or granted under the Equity Plan.

(d)“Equity Award Agreement” means any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Equity Award, including through electronic medium, which shall contain such terms and conditions with respect to an Equity Award as the Committee shall determine consistent with the Equity Plan.

(e)“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)“Change in Control” means the occurrence of any of the following events:

(i)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1(e)(i) or Section 1(e)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(e)(iii)(2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Equity Award which provides for the deferral of compensation and is subject to Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Equity Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)“Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 3 of this Article II.

(i)“Common Stock” means the common stock of the Company, par value $0.0001.

(j)“Company” means Ellie Mae, Inc., a Delaware corporation, or any successor thereto.

(k)“Director” means a member of the Board.

(l)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(m)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(n)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

(o)“Fiscal Year” means the fiscal year of the Company.

(p)“Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

(q)“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(r)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)“Option” means a right to purchase shares of Common Stock at a specified exercise price, granted under Section 5. An Option shall be either a Nonstatutory Stock Option or an Incentive Stock Option; provided, however, that Options granted to NonEmployee Directors and Consultants shall be Nonstatutory Stock Options.

(t)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u)“Participant” means any officer or key employee of the Company who is granted an Equity Award.

(v)“Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Equity Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(i)The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (1) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) stock compensation expenses), (2) gross or net sales or revenue, (3) net income (either before or after taxes), (4) operating earnings or profit, (5) cash flow (including, but not limited to, operating cash flow and free cash flow), (6) return on assets, (7) return on capital, (8) return on stockholders’ equity, (9) return on sales, (10) gross or net profit or operating margin, (11) costs, (12) funds from operations, (13) expenses, (14) working capital, (15) earnings per share, (16) price per share of Common Stock, (17) implementation or completion of critical projects, (18) market share and (19) the number of users of the Company’s products and services, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii)The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other nonoperating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the disposal of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (9) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; or (14) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Equity Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m).

(w)“Performance Goal” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable. Cash Awards issued to Participants who are not subject to the limitations of Section 162(m) may take into account other factors (including subjective factors).

(x)“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Cash Award. The maximum Performance Period shall be sixty (60) months. The Committee may establish different Performance Periods for different Participants.

(y)“Performance Share” means an Equity Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Committee may determine pursuant to Section 6.

(z)“Performance Unit” means an Equity Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Committee may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 6.

(aa)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Equity Plan.

(ab)“Section 16(b)” means Section 16(b) of the Exchange Act.

(ac)“Share” means a share of the Common Stock, as adjusted in accordance with Section 9 of the Equity Plan.

(ad)“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.Shares.

(a)Shares. The Shares underlying an Equity Award will be issued from the 2011 Plan.

(b)Lapsed Equity Awards. If an Equity Award expires or becomes unexercisable without having been exercised in full, or, with respect to Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Equity Awards other than Options the forfeited or repurchased Shares) which were subject thereto will revert back to the 2011 Plan (unless such plan has terminated). Shares used to pay the exercise price of an Equity Award or to satisfy the tax withholding obligations related to an Equity Award will revert back to the 2011 Plan.

(c)Option Limitations. No more than seventy million (70,000,000) shares of Common Stock may be issued upon the exercise of Incentive Stock Options. Subject to adjustment as provided in Section 9, no Participant will be eligible to receive an Option covering more than one million (1,000,000) Shares under the Equity Plan during any calendar; provided, however, that in connection with a Participant’s initial service as an employee, during the calendar year in which such Participant commences employment with the Company, the preceding limitations shall be doubled.

(d)Performance Units and Shares Limitations. Subject to adjustment as provided in Section 9, no Participant will be eligible to receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than ten million dollars ($10,000,000) or covering more than one million (1,000,000) Shares, whichever is greater, under the Equity Plan during any calendar; provided, however, that in connection with a Participant’s initial service as an employee, during the calendar year in which such Participant commences employment with the Company, the preceding limitations shall be doubled. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.

3.Administration of the Equity Plan.

(a)Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Equity Plan) shall administer the Equity Plan (except as otherwise permitted herein) and shall consist solely of two or more NonEmployee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “nonemployee director” as defined by Rule 16b--3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Equity Plan with respect to Equity Awards granted to NonEmployee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 3(f).

(b)Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Equity Plan in accordance with its provisions. The Committee shall have the power to interpret the Equity Plan and the Equity Award Agreement, and to adopt such rules for the administration, interpretation and application of the Equity Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Equity Award Agreement provided that the rights or obligations of the holder of the Equity Award that is the subject of any such Equity Award Agreement are not affected adversely by such amendment, unless the consent of the holder is obtained or such amendment is otherwise permitted under Section 10(b). Any such grant or award under the Equity Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Equity Plan except with respect to matters which under Rule 16b--3 under the Exchange Act or any successor rule, or Section 162(m), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

(c)Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Equity Plan.

(d)Authority of Committee. Subject to any specific designation in the Equity Plan, the Committee has the exclusive power, authority and sole discretion to:

(i)Designate eligible individuals to receive Equity Awards;

(ii)Determine the type or types of Equity Awards to be granted to each Participant;

(iii)Determine the number of Equity Awards to be granted and the number of shares of Common Stock to which an Equity Award will relate;

(iv)Determine the terms and conditions of any Equity Award granted pursuant to the Equity Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Equity Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Equity Award, and accelerations or waivers thereof, and any provisions related to noncompetition and recapture of gain on an Equity Award, based in each case on such considerations as the Committee in its sole discretion determines;

(v)Determine whether, to what extent, and pursuant to what circumstances an Equity Award may be settled in, or the exercise price of an Equity Award may be paid in cash, Common Stock, other Equity Awards, or other property, or an Equity Award may be canceled, forfeited, or surrendered;

(vi)Prescribe the form of each Equity Award Agreement, which need not be identical for each Participant;

(vii)Decide all other matters that must be determined in connection with an Equity Award;

(viii)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Equity Plan;

(ix)Interpret the terms of, and any matter arising pursuant to, the Equity Plan or any Equity Award Agreement; and

(x)Make all other decisions and determinations that may be required pursuant to the Equity Plan or as the Committee deems necessary or advisable to administer the Equity Plan.

(e)Decisions Binding. The Committee’s interpretation of the Equity Plan, any Equity Awards granted pursuant to the Equity Plan, any Equity Award Agreement and all decisions and determinations by the Committee with respect to the Equity Plan are final, binding, and conclusive on all parties.
(f)Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Equity Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or Directors) to whom authority to grant or amend Equity Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3 shall serve in such capacity at the pleasure of the Board and the Committee.

4.Eligibility. Options, Performance Shares and Performance Units may be granted to officers and key employees of the Company and its Subsidiaries.

5.Stock Options.

(a)Granting of Options. The Committee is authorized to grant Options to eligible individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Equity Plan.

(b)Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Equity Plan may be modified by the Committee, with the consent of the Option holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a holder during any calendar year under the Equity Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000 (or such other limitation as is prescribed by Section 422 of the Code and the treasury regulations promulgated thereunder), the Options shall be treated as Nonstatutory Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

(c)Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code), unless otherwise determined by the Committee. In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

(d)Option Term. The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Option holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

(e)Option Vesting.

(i)The period during which the right to exercise, in whole or in part, an Option vests in the holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(ii)No portion of an Option which is unexercisable at an Option holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Equity Award Agreement or by action of the Committee following the grant of the Option.

(iii)Substitute Equity Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Equity Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Equity Award is granted) of the shares subject to the Substitute Equity Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Equity Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

(f)Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

(g)Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Chief Financial Officer, Controller or Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(i)A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Option holder or other person then entitled to exercise the Option or such portion of the Option;

(ii)Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stoptransfer notices to agents and registrars;

(iii)In the event that the Option shall be exercised pursuant to Section 5 by any person or persons other than the holder, appropriate proof of the right of such person or persons to exercise the Option; and

(iv)Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 5 and 10 of the 2011 Plan.

(h)Notification Regarding Disposition. The Option holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such holder, or (b) one year after the transfer of such shares to such holder.

6.Performance Units and Performance Shares.

(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to employees at any time and from time to time, as will be determined by the Committee, in its sole discretion. The Committee will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Equity Award granted under this Section 6 of the Equity Plan to one or more Participants and which is intended to qualify as Performance-Based Compensation (as defined in the 2011 Plan), no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m)), the Committee shall, in writing, (a) designate one or more Participants, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Equity Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Equity Awards, as applicable, to be earned by each Covered Employee (as define in the 2011 Plan) for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Equity Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Committee on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms. The Committee or the Committee will set Performance Goals, performance objectives or other vesting provisions (including, without limitation, continued status as an employee) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the service providers. Each Equity Award of Performance Units/Shares will be evidenced by an Equity Award Agreement that will specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, will determine.

(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof. Unless otherwise provided in the applicable Equity Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Equity Award that is intended to qualify as Performance-Based Compensation, the Participant must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Participant shall be eligible to receive payment pursuant to such Equity Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

(f)Additional Limitations. Notwithstanding any other provision of the Equity Plan, any Equity Award which is granted to a Participant and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) that are requirements for qualification as Performance-Based Compensation, and the Equity Plan and the Equity Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

(g)Return of Performance Units/Shares to Company. All unearned or unvested Performance Units/Shares will be forfeited to the Company and again will become available for grant under the 2011 Plan.

7.Leaves of Absence/Change in Employment Status. With respect to Incentive Stock Options, a leave of absence, change in status from an employee to an independent contractor or other change in the employeeemployer relationship shall cause such Incentive Stock Options to become Nonqualified Stock Options on the threemonth anniversary of the date such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

8.Transferability of Equity Awards.

(a)Except as otherwise provided in Section 8(b):

(i)No Equity Award under the Equity Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless and until such Equity Award has been exercised, or the shares underlying such Equity Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)No Equity Award or interest or right therein shall be liable for the debts, contracts or engagements of the Equity Award holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)During the lifetime of the Equity Award holder, only the holder may exercise an Equity Award (or any portion thereof) granted to him under the Equity Plan, unless it has been disposed of pursuant to a domestic relations order; after the death of the holder, any exercisable portion of an Equity Award may, prior to the time when such portion becomes unexercisable under the Equity Plan or the applicable Equity Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased holder’s will or under the then applicable laws of descent and distribution.

(b)Notwithstanding Section 8(a), the Committee, in its sole discretion, may determine to permit an Equity Award holder to transfer an Equity Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Equity Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Equity Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Equity Award as applicable to the original holder (other than the ability to further transfer the Equity Award); and (iii) the holder and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 8(b), “Permitted Transferee” shall mean, with respect to an Equity Award holder, any “family member” of the holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Equity Awards.

(c)Notwithstanding Section 8(a), an Equity Award holder may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the holder and to receive any distribution with respect to any Equity Award upon the holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Equity Plan is subject to all terms and conditions of the Equity Plan and any Equity Award Agreement applicable to the holder, except to the extent the Equity Plan and Equity Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Equity Award holder is married and resides in a community property state, a designation of a person other than the holder’s spouse as his or her beneficiary with respect to more than 50% of the holder’s interest in the Equity Award shall not be effective without the prior written consent of the holder’s spouse. If no beneficiary has been designated or survives the holder, payment shall be made to the person entitled thereto pursuant to the holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by an Equity Award holder at any time provided the change or revocation is filed with the Committee prior to the holder’s death.

9.Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Committee may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Equity Plan (including, but not limited to, adjustments of the limitations in Section 2(c) on the maximum number and kind of shares which may be issued under the Equity Plan); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Equity Awards; (iii) the terms and conditions of any outstanding Equity Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Equity Awards under the Equity Plan. Any adjustment affecting an Equity Award intended as PerformanceBased Compensation shall be made consistent with the requirements of Section 162(m).

(b)In the event of any transaction or event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Equity Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Equity Award holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan or with respect to any Equity Award under the Equity Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i)To provide for either (A) termination of any such Equity Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Equity Award or realization of the holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 9 the Committee determines in good faith that no amount would have been attained upon the exercise of such Equity Award or realization of the holder’s rights, then such Equity Award may be terminated by the Company without payment) or (B) the replacement of such Equity Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Equity Award or realization of the holder’s rights had such Equity Award been currently exercisable or payable or fully vested;

(ii)To provide that such Equity Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Equity Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Equity Awards and Equity Awards which may be granted in the future;

(iv)To provide that such Equity Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Equity Plan or the applicable Equity Award Agreement; and

(v)To provide that the Equity Award cannot vest, be exercised or become payable after such event.

(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 9(a) and 9(b):

(i)The number and type of securities subject to each outstanding Equity Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 9(c) shall be nondiscretionary and shall be final and binding on the affected Equity Award holder and the Company.

(ii)The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Equity Plan (including, but not limited to, adjustments of the limitations in Section 2(c) on the maximum number and kind of shares which may be issued under the Equity Plan).

(d)Notwithstanding any other provision of the Equity Plan but subject to Section 9(e), in the event of a Change in Control, each outstanding Equity Award shall be assumed or an equivalent Equity Award substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(e)In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Equity Award, the Committee shall cause any or all of such Equity Awards to become fully vested and exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Equity Awards to lapse. If an Equity Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the Equity Award holder that the Equity Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Equity Award shall terminate upon the expiration of such period.

(f)The Committee may, in its sole discretion, include such further provisions and limitations in any Equity Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Equity Plan.

(g)With respect to Equity Awards which are granted to Covered Employees and are intended to qualify as PerformanceBased Compensation, no adjustment or action described in this Section 9 or in any other provision of the Equity Plan shall be authorized to the extent that such adjustment or action would cause such Equity Award to fail to so qualify as PerformanceBased Compensation, unless the Committee determines that the Equity Award should not so qualify. No adjustment or action described in this Section 9 or in any other provision of the Equity Plan shall be authorized to the extent that such adjustment or action would cause the Equity Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in shortswing profits liability under Section 16 of the Exchange

Act or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Equity Award is not to comply with such exemptive conditions.

(h)The existence of the Equity Plan, the Equity Award Agreement and the Equity Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)No action shall be taken under this Section 9 which shall cause an Equity Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder (“Section 409A”), to the extent applicable to such Equity Award.

(j)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Equity Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

10.Tax.

(a)Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require an Equity Award holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a holder arising as a result of the Equity Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement withhold, or allow a holder to elect to have the Company withhold, shares of Common Stock otherwise issuable under an Equity Award (or allow the surrender of shares of Common Stock). Unless determined otherwise by the Committee, the number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise involving the sale of shares to pay the Option exercise price or any tax withholding obligation.

(b)Section 409A. To the extent that the Committee determines that any Equity Award granted under the Equity Plan is subject to Section 409A, the Equity Award Agreement evidencing such Equity Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Equity Plan and Equity Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Equity Plan to the contrary, in the event that following the Effective Date the Committee determines that any Equity Award may be subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Equity Plan and the applicable Equity Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Equity Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Equity Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

11.At-Will Employment. Nothing in the Equity Plan or in any Equity Award Agreement hereunder shall confer upon any Equity Award holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the holder and the Company or any Subsidiary.

12.Term of Equity Plan. Subject to Section 17 of the Equity Plan, the Equity Plan will become effective upon its approval by the Board. It will continue in effect for a term of five (5) years from the date approved by the Company’s stockholders, unless terminated earlier under Section 13 of the Equity Plan.

13.Amendment and Termination of the Equity Plan.

(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Equity Plan.

(b)Stockholder Approval. The Company will obtain stockholder approval of any Equity Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Equity Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Equity Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Equity Awards granted under the Equity Plan prior to the date of such termination.

14.Miscellaneous.

(a)Compliance with Laws. The Equity Plan, the granting and vesting of Equity Awards under the Equity Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Equity Plan or under Equity Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Equity Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Equity Plan and Equity Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(b)Effect of Plan upon Other Compensation Plans. The adoption of the Equity Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Equity Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Equity Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

(c)No Stockholders Rights. Except as otherwise provided herein, an Equity Award holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Equity Award until the holder becomes the record owner of such shares of Common Stock.

(d)No Rights to Equity Awards. No eligible individual or other person shall have any claim to be granted any Equity Award pursuant to the Equity Plan, and neither the Company nor the Committee is obligated to treat eligible individuals, Equity Award holders or any other persons uniformly.

(e)Unfunded Status of Equity Awards. The Equity Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Equity Award holder pursuant to an Equity Award, nothing contained in the Equity Plan or any Equity Award Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

(f)Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Equity Plan are for convenience of reference only and, in the event of any conflict, the text of the Equity Plan, rather than such titles or headings, shall control. References to Sections of the Code or the Exchange Act shall include any amendment or successor thereto.

15.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

16.Stockholder Approval. The Equity Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the Effective Date. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Appendix B – Reconciliation of GAAP and Non-GAAP Financial Measures
To supplement financial information presented on a GAAP basis, Ellie Mae provides information presented on a non-GAAP basis. Non-GAAP measures are not computed in accordance with, or as an alternative to, financial information presented on Ellie Mae’s comparative operating performance. Adjusted net income consists of net income plus amortization of intangible assets, impairment loss on intangible assets, and stock-based compensation expense. Adjusted EBITDA consists of net income plus depreciation, amortization of intangible assets, impairment loss on intangible assets, and income tax provision, less other income, net and income tax benefit, plus stock-based compensation expense.  Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, the amortization of intangibles related to acquisitions, loss on impairment of intangible assets, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the Company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

B-1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Year ended December 31,
	2015	2014
Net income	$22,258	$14,823
Depreciation	10,842	5,605
Amortization of intangible assets	5,180	2,779
Other income, net	(619)	(488)
Impairment loss on intangible assets	562	1,968
Income tax provision (benefit)	12,219	6,786
EBITDA	50,442	31,473

Stock-based compensation expense	24,241	14,548
Adjusted EBITDA	$74,683	$46,021

Net income	$22,258	$14,823
Stock-based compensation expense	24,241	14,548
Impairment loss on intangible assets	562	1,968
Amortization of intangible assets	5,180	2,779
Adjusted net income	$52,241	$34,118

Shares used to compute non-GAAP net income per share
Basic	29,179,352	27,858,828
Diluted	30,842,584	29,593,873

Adjusted net income per share
Basic	$1.79	$1.22
Diluted	$1.69	$1.15

B-2

ELLIE MAE, INC.
4420 ROSEWOOD DRIVE
PLEASANTON, CA 94588

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. The Internet voting procedures comply with Delaware law.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06634-P74123 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ELLIE MAE, INC.

	For All	Withhold All	For All Except
1. To elect three Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:
01) Carl Buccellato
02) A. Barr Dolan
03) Marina Levinson

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote AGAINST the following proposal:

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

I-580
Rosewood Drive
4420 Rosewood Drive
Santa Rita Rd.
N
W
E
S

- Take Interstate 580 (West from Castro Valley, East from Livermore).
- Exit at Santa Rita/Tassaraja.
- Turn to Santa Rita (Pleasanton).
- Proceed to 4420 Rosewood Drive and follow the signage for the meeting.

E06635-P74123

ELLIE MAE, INC.
4420 Rosewood Drive
Pleasanton, CA 94588
Annual Meeting of Stockholders
May 25, 2016 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Jonathan Corr and Edgar Luce, or either of them, as proxies, each having full power of substitution, to vote all of the shares of common stock of ELLIE MAE, INC. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2016, at 9:30 AM local time, at 4420 Rosewood Drive, Pleasanton, CA 94588, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and FOR the approval and adoption of the Ellie Mae, Inc. Executive Incentive Plan as described in Proposal No. 4 of the Proxy Statement.

Continued and to be signed on reverse side